Exhibit 10.84

EXECUTION COPY

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

STOCK PURCHASE AGREEMENT

dated as of July 1, 2010

by and among

Delta Air Lines, Inc.,

Pinnacle Airlines Corp.,

Mesaba Aviation, Inc.

and

Pinnacle Airlines, Inc.

Exhibits:
Exhibit A                      Certain Defined Terms
Exhibit B                      Promissory Note
Exhibit C                      Security Agreement
Exhibit D                      CRJ-200 ASA
Exhibit E                      CRJ-900-P DCA Amendment
Exhibit F                      CRJ-900-M DCA
Exhibit G                      Saab 340 DCA
Exhibit H                      Transition Services Agreement
Exhibit I                      Facilities Use Agreement
Exhibit J                      Mesaba/Delta Mutual Release
Exhibit K                      ALPA Letter Agreement
Exhibit L                      Aircraft Sublease Amendment
Exhibit M                      Pinnacle/Delta Mutual Release
Exhibit N                      Equipment to be Transfered to Seller

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (together with the Schedules, Annexes and Exhibits attached hereto and as the same may be amended, supplemented or modified in accordance with the terms hereof, this “Agreement”), dated as of July 1, 2010, by and among DELTA AIR LINES, INC., a corporation organized and existing under the laws of Delaware (“Seller”), PINNACLE AIRLINES CORP., a corporation organized and existing under the laws of Delaware (“Buyer”), MESABA AVIATION, INC., a corporation organized and existing under the laws of Minnesota (the “Company”), and PINNACLE AIRLINES, INC., a corporation organized and existing under the laws of Georgia (“Pinnacle”).

PREMISES

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding shares of capital stock of the Company, subject to the terms and conditions hereinafter set forth; and

WHEREAS, the definitions of certain defined terms used herein are set forth in Exhibit A hereto.

Accordingly, in consideration of the premises and of the respective covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1           Purchase and Sale.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, (i) Seller does hereby sell to Buyer, without recourse, representation or warranty, except as otherwise expressly provided herein, and Buyer does hereby purchase from Seller, all of the outstanding shares of common stock of the Company (the “Shares”), for aggregate consideration equal to the Final Purchase Price.  The Base Purchase Price shall be payable by means of a promissory note in the form attached hereto as Exhibit B (the “Promissory Note” ).  As security for the payment of the Promissory Note, Buyer and the Company shall execute and deliver at Closing a Security and Pledge Agreement in the form attached hereto as Exhibit C (the “Security Agreement”) with respect to the Shares held by Buyer after Closing and certain equipment owned by the Company.  The Closing Working Capital Deficiency (if any) shall be payable by Seller to Buyer in cash at Closing and the Closing Working Capital Excess (if any) shall be payable by Buyer to Seller in cash at Closing.

(b)           No less than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a schedule (the “Seller’s Closing Schedule”) setting forth (i) the Estimated Closing Working Capital, (ii) the Estimated Closing Cash, and (iii) the Estimated Closing Debt, and the calculations thereof in reasonable detail, together with a copy of the Financial Statements.

1.2           Closing.  The closing of the purchase and sale of the Shares (the “Closing”) is taking place concurrently herewith at the offices of Seller, 1030 Delta Boulevard, Atlanta, Georgia  30354. The date of the Closing shall be referred to herein as the “Closing Date.”

1.3           Deliveries at the Closing.  In addition to the other things required to be done hereby, at the Closing:

(a) Seller shall deliver to the Buyer one or more certificates representing all of the Shares, accompanied by stock powers duly executed in blank by Seller, or, if any such certificates have been lost, stolen or destroyed, an affidavit of such loss, theft or destruction in customary form and substance reasonably satisfactory to Buyer;

(b) Seller, the Company, Pinnacle and Buyer shall execute and deliver the Second Amended and Restated Airline Services Agreement in substantially the form attached hereto as Exhibit D (the “CRJ-200 ASA”);

(c) Seller, Pinnacle and Buyer shall execute and deliver Amendment to Delta Connection Agreement in substantially the form attached hereto as Exhibit E (the “CRJ-900-P DCA Amendment” and such agreement as amended by the CRJ-900-P DCA Amendment, the “CRJ-900-P DCA”);

(d) Seller, the Company, Pinnacle and Buyer shall execute and deliver the 2010 Delta Connection Agreement in substantially the form attached hereto as Exhibit F (the “CRJ-900-M DCA”);

(e) Seller, the Company and Buyer shall execute and deliver  the Saab 340B+ Delta Connection Agreement in substantially the form attached hereto as Exhibit G (the “Saab 340 DCA”, and together with the CRJ-200 ASA, the CRJ-900-P DCA and the CRJ-900-M DCA, the “DCA Agreements”);

(f) Seller and the Company shall execute and deliver the Transition Services Agreement in substantially the form attached hereto as Exhibit H (the “Transition Services Agreement”);

(g) Seller and the Company shall execute and deliver the Facilities Use Agreement in substantially the form attached hereto as Exhibit I (the “Facilities Use Agreement”);

(h) Seller and the Company shall execute and deliver the Mesaba/Delta Mutual Release in substantially the form attached hereto as Exhibit J (the “Mesaba/Delta Mutual Release”);

(i) The Company shall deliver a fully executed copy of that certain Letter of Agreement between the Company and ALPA in the form attached hereto as Exhibit K (the “ALPA Letter Agreement”);

(j) Seller and Pinnacle shall execute and deliver the Pinnacle/Delta Mutual Release in substantially the form attached hereto as Exhibit M (the “Pinnacle/Delta Mutual Release”);

(k) Buyer, Pinnacle and the Company shall execute and deliver, and Buyer shall cause Pinnacle to execute and deliver, the Promissory Note;

(l) Buyer and the Company shall execute and deliver the Security Agreement;

(m) Seller shall deliver to Buyer a certificate signed under penalties of perjury and in form and substance as required by Section 1445 of the Code stating that (A) the Seller is not a “foreign person” as defined under Section 1445 of the Code, and (B) no withholding under Section 1445 of the Code is required;

(n) Seller shall deliver to Buyer resignations, effective as of the Closing, of all directors and such officers, if any, of the Company as are specified by Buyer;

(o) Buyer shall pay to Seller the amount of the Closing Working Capital Excess (if any) by wire transfer of immediately available funds to one or more bank accounts to be designated by Seller in a written notice delivered to Buyer at least two (2) Business Days prior to the Closing Date; and

(p) Seller shall pay to Buyer the amount of the Closing Working Capital Deficiency (if any) by wire transfer of immediately available funds to one or more bank accounts to be designated by Buyer in a written notice delivered to Seller at least two (2) Business Days prior to the Closing Date.

1.4           Closing Working Capital; Closing Cash and Closing Debt Adjustment.  (a)  As promptly as practicable, but in no event later than seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a schedule (the “Buyer’s Closing Schedule”) setting forth in reasonable detail Buyer’s calculation of the Closing Working Capital, Closing Cash and Closing Debt (collectively, the “Closing Balances”).  Buyer and its representatives will give Seller and its respective representatives access, during the normal business hours of Buyer and the Company, to all personnel, books and records of the Company as reasonably requested by Seller to assist it in the preparation of Seller’s Dispute Notice (if any).  Seller will notify Buyer in writing (the “Seller’s Dispute Notice”) within thirty (30) days after receiving Buyer’s Closing Schedule if Seller disagrees with Buyer’s calculation of the Closing Balances as set forth in Buyer’s Closing Schedule, which notice shall set forth in reasonable detail the basis for such disagreement, the dollar amounts involved and Seller’s calculation of the Closing Balances.  If a Seller’s Dispute Notice is not received by Buyer within such thirty (30) day period, Buyer’s calculation of each of the Closing Balances as set forth in Buyer’s Closing Schedule shall be final and binding upon Seller and Buyer.

(b)           Upon receipt by Buyer of Seller’s Dispute Notice, Seller and Buyer shall negotiate in good faith to promptly resolve any disagreement with respect to the Closing Balances set forth in Seller’s Dispute Notice.  To the extent Buyer and Seller are unable to agree with respect to the Closing Balances within thirty (30) days after receipt by Buyer of the Seller’s Dispute Notice, Buyer and Seller shall then each prepare a revised Buyer’s Closing Schedule and Seller’s Dispute Notice, respectively, setting forth its determination of the Closing Balances.  The Seller’s Dispute Notice shall include the Seller’s proposal regarding the disputed items that remain unresolved in accordance with the preceding sentence, and Buyer’s determination of the Closing Balances shall include Buyer’s proposal regarding such unresolved disputed items.   The only differences between the Seller’s and Buyer’s respective schedules shall relate to the unresolved disputed items, it being understood that all other items shall be deemed final and binding on Buyer and Seller and no additional issues may be raised in connection with the preparation of such schedules other than such unresolved disputed items.  Buyer and Seller shall then promptly engage Deloitte & Touche USA LLP (the “Accounting Firm”) and submit such schedules to the Accounting Firm for a binding resolution by the Accounting Firm as promptly as practicable.  Except as specified in the following sentence, the cost of any dispute resolution procedure (including the fees and expenses of the Accounting Firm) pursuant to this Section 1.4 shall be borne, in its entirety, by the party whose calculation of the Final Purchase Price based upon its calculation of the Closing Balances as initially submitted to the Accounting Firm is furthest away from the Final Purchase Price based upon the Closing Balances, as determined by the Accounting Firm. The fees and expenses of Buyer’s independent auditors (if any) and attorneys (if any) incurred in connection with the issuance of the Buyer’s Closing Schedule shall be borne by the Buyer, and the fees and expenses of Seller’s independent auditors (if any) and attorneys (if any) incurred in connection with its review of the Buyer’s Closing Schedule and delivery of the Seller’s Dispute Notice shall be borne by Seller.

(c)           Seller and Buyer shall instruct the Accounting Firm to render its decision resolving the items in dispute within thirty (30) days after its engagement.  The Accounting Firm shall determine, based solely on presentations by Seller and Buyer and their respective representatives, and not by independent review, only those issues in dispute specifically set forth in the Seller’s Dispute Notice and shall prepare a written report as to the dispute and the resulting calculation of any disputed item of the Closing Balances, which shall be conclusive and binding upon Buyer and Seller (absent manifest error).  In resolving any disputed item of the Closing Balances, the Accounting Firm (i) shall be bound by the provisions of this Section 1.4 and the definitions of Closing Working Capital, Closing Cash and Closing Debt, and the definitions included therein, (ii) shall limit its review to matters still in dispute as specifically set forth in the Seller’s Dispute Notice (and only to the extent such matters are still in dispute at the commencement of such thirty (30) day period) and (iii) shall further limit its review solely to whether the Buyer’s Closing Schedule has been prepared in accordance with this Section 1.4.  The determination of any item that is a component of the Closing Balances, and is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Buyer’s Closing Schedule or the Seller’s Dispute Notice (or, if closer to the value claimed in the Seller’s Dispute Notice or Buyer’s Closing Schedule, respectively, the value claimed by the relevant party at the commencement of such thirty (30) day period (it being understood and agreed that any value for any item proposed in an effort to reach an agreement with respect to the value of such item shall not be deemed to be “claimed” for purposes of this sentence if the proposing party clearly specifies so in writing at such time)).  Seller and Buyer agree that judgment may be entered, at the Legal Expense of the requesting party, upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  Closing Working Capital, Closing Cash and Closing Debt, as agreed upon by Seller and Buyer, as deemed agreed upon pursuant to the last sentence of Section 1.4(a) or as determined by the Accounting Firm in accordance with this Section 1.4, shall be termed the “Final Closing Working Capital”, “Final Closing Cash” and the “Final Closing Debt”, respectively, and, collectively, the “Final Closing Balances”.

(d)           If the Final Purchase Price (based upon the Final Closing Balances) is greater than the Closing Purchase Price, the Buyer shall, within five (5) Business Days after the Final Purchase Price becomes final and binding on Seller and Buyer in accordance with this Section 1.4, pay the amount of such excess to Seller by wire transfer of immediately available funds to an account designated in writing by Seller, provided, however, if the amount of such excess (if any) exceeds ***, then the difference between the amount of such excess and *** (the “Excess Working Capital Amount”) shall be payable by Buyer to Seller by means of adding such amount to the principal amount of the Promissory Note, and in such event the principal balance under the Promissory Note shall automatically, without any further action by the parties, be increased by the amount of the Excess Working Capital Amount, and Buyer agrees that, upon the request of Seller, Buyer shall promptly execute and deliver, and shall cause the Company and Pinnacle to promptly execute and deliver, to Seller, in replacement of the Promissory Note, a substitute promissory note in the same form as the Promissory Note except with a face amount equal to the principal amount then outstanding under the Promissory Note plus the Excess Working Capital Amount..  If the Closing Purchase Price is greater than the Final Purchase Price (based upon the Final Closing Balances), the Seller shall, within five (5) Business Days after the Final Purchase Price becomes final and binding on Seller and Buyer in accordance with this Section 1.4, pay the amount of such excess to Buyer by wire transfer of immediately available funds to an account designated in writing by the Buyer.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER
REGARDING SELLER AND THE PURCHASED SHARES

Subject to Sections 6.1, 6.2(a), 6.2(h), 6.2(i), and 8.1, Seller hereby represents and warrants to Buyer as follows:

2.1           Authority.  Seller is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.  Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Instruments to which it is, or at the Closing will be, a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Instruments to which Seller is a party have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other parties hereto) constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

2.2           Ownership of Shares; Title.  As of immediately preceding the Closing, Seller is the sole direct record and beneficial owner of, and will have good title to, all of the Shares, in each case, free and clear of all Liens other than restrictions imposed by federal and state securities Laws.  Seller has, and shall transfer to Buyer at the Closing, good title to the Shares, free and clear of all Liens, except for (i) Liens created by this Agreement and (ii) restrictions imposed by federal and state securities Laws.

2.3           No Conflict.  Except as set forth in Section 2.3 of the Disclosure Letter and with such other exceptions as are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Seller to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Instruments to which Seller is or at the Closing will be a party, the execution and delivery by Seller of this Agreement and the Ancillary Instruments to which Seller is or at the Closing will be, a party do not, and the performance by Seller of this Agreement and the Ancillary Instruments to which Seller is or at the Closing will be a party and the transactions contemplated hereby and thereby do not and will not, (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of Seller, (ii) violate any Law or Order applicable to Seller, or any of Seller’s assets, properties or businesses, (iii) result in a breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any contract to which Seller is a party or is bound, or (iv) result in the creation of any Lien on any of the Shares.

2.4           Governmental Consents and Approvals.  The execution and delivery by Seller of this Agreement and the Ancillary Instruments to which Seller is or at the Closing will be a party do not, and the performance by Seller of this Agreement and the Ancillary Instruments to which Seller is or at the Closing will be a party and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not, require any Governmental Authorization or filing with, or notification of, any Governmental Authority, except (i) for the Governmental Authorizations set forth in Section 2.4 of the Disclosure Letter, (ii) notice to the Federal Aviation Administration (the “FAA”) pursuant to Title 14, Part 119, section 36 of the Code of Federal Regulations (the “FAA Notice”), (iii) notice to the DOT pursuant to Title 14, Part 204 of the Code of Federal Regulations (the “DOT Notice”), and (iv) as would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Seller to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Instruments to which Seller is or at the Closing will be a party.

2.5           Affiliated Transactions.

(a)           Except as disclosed in Section 2.5(a) of the Disclosure Letter, as of the date of this Agreement, neither Seller nor any of its Affiliates (other than the Company) is a party to any Contract with the Company involving payments during any twelve (12) month period to or from the Company in excess of $600,000 (all such Contracts, the “Intercompany Agreements”).

(b)           As of the date of this Agreement, none of the officers or directors of Seller or Seller’s Affiliates (other than the Company) is a party to any Contract with the Company involving payments during any twelve (12) month period to or from the Company in excess of $100,000 (all such Contracts, the “Related-Party Agreements”).

(c)           Except as disclosed in Section 2.5(c) of the Disclosure Letter and except for rights and obligations arising out of or in connection with this Agreement or any Ancillary Instrument, as of the date of this Agreement, neither Seller nor any of its Affiliates (other than the Company) is a party to any contract, agreement or arrangement with a third-party vendor for the benefit of the Company involving payments during any twelve (12) month period to or from the Company in excess of $400,000 (all such contracts, agreements or arrangements, the “Seller-Vendor Agreements”).

(d)           Except as disclosed in Section 2.5(d) of the Disclosure Letter and except for rights and obligations arising out of or in connection with this Agreement or any Ancillary Instrument, as of the date of this Agreement, the Company is not a party to any Contract with a third-party vendor for the benefit of Seller or an Affiliate of Seller (other than the Company) involving payments during any twelve (12) month period to or from the Seller or an Affiliate of Seller in excess of $400,000 (all such Contracts, the “Company-Vendor Agreements”).

2.6           Brokers.  Neither Seller nor any of its directors, officers, employees or Affiliates has employed any broker, finder, investment banker or Person fulfilling a similar role or has incurred or will incur any broker’s, finder’s or other similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement and the Ancillary Instruments.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to Sections 6.1, 6.2(a), 6.2(h), 6.2(i), and 8.1, Seller hereby represents and warrants to Buyer as follows:

3.1           Organization and Good Standing of the Company.  The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Minnesota.  The Company has the requisite corporate power and authority to own, operate and lease the properties and assets now owned, operated or leased by it and to carry on its business as now being conducted.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Instruments to which it is, or at the Closing will be, a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Instruments to which the Company is a party have been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).  The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing, if any, that when taken together with all other such failures would not be reasonably likely to have, in the aggregate, a Material Adverse Effect.  Seller has previously delivered to Buyer complete and correct copies of the Company’s certificate of incorporation and by-laws (including all amendments thereto), as in effect on the date of this Agreement.

3.2           No Subsidiaries.  As of immediately preceding the Closing, the Company has no Subsidiaries.

3.3           Capitalization of the Company.  As of immediately preceding the Closing, the authorized capital stock of the Company consists of 2,000 shares of common stock, $0.01 par value, of which 1,000 shares are issued (all to Seller) and outstanding.  The Shares have been duly and validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any preemptive rights or any federal or state securities Law.  As of immediately preceding the Closing, there is no outstanding security, option, warrant, right, call, subscription, put, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the acquisition, issuance, sale, pledge or other disposition by the Company of any shares of capital stock or other equity interest of the Company or any securities convertible into, or other rights to acquire, any shares of capital stock or other equity interest of the Company, (ii) relates to the voting or control of such capital stock, equity interest, securities or rights or (iii) obligates the Company to grant, offer or enter into any of the foregoing.  As of immediately preceding the Closing, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any voting trusts, stockholder agreements, proxies or other agreements or understandings with third parties in effect with respect to the voting or transfer of any of the Shares or any other capital stock of the Company.

3.4           No Conflict.  Except as set forth in Section 3.4 of the Disclosure Letter and with such other exceptions as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, the execution and delivery by Seller of this Agreement and the Ancillary Instruments to which Seller is or at the Closing will be a party, do not, and the performance by Seller of this Agreement and the Ancillary Instruments to which Seller is or at the Closing will be a party and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not, (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or the by-laws of the Company, (ii) violate any Law or Order applicable to the Company, or any of the Company’s assets, properties or businesses, (iii) result in a breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent under, result in the imposition of any fine, penalty or other termination fee under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract involving payments during any twelve (12) month period to or from the Company in excess of $300,000 (such amount to include the amount, if any, of any fine, penalty, fee, amount accelerated, or termination or cancellation payment) or Permit to which the Company is a party or is bound, or (iv) result in the creation of any Lien on any of the assets or properties of the Company.

3.5           Financial Statements; Undisclosed Liabilities.  (a) Seller has delivered to Buyer (i) the unaudited balance sheet of the Company as of December 31, 2009 (the “Balance Sheet”), and the income statement of the Company for the year then ended, together with the schedules thereto and (ii) the unaudited balance sheet of the Company as of the Interim Balance Sheet Date (the “Interim Balance Sheet”) and the income statement for the period commencing on January 1, 2010 and ending on the Interim Balance Sheet Date, together with the schedules thereto (clauses (i) and (ii), collectively and as delivered to Buyer pursuant to Section 1.1(b), the “Financial Statements”).  The Financial Statements have been prepared substantially in accordance with the applicable books and records of the Company and present fairly, in all material respects, the financial position of the Company as of the applicable dates, and the results of operations of the Company for the applicable periods in conformity with United States generally accepted accounting principles (“GAAP”), except as otherwise indicated in the Financial Statements and except for normal recurring year end adjustments and the lack of footnotes thereto.

(b)           Except as set forth in any Section of the Disclosure Letter in connection with any other representation or warranty contained in this Agreement or as reflected, reserved against or otherwise disclosed in the Balance Sheet or the exhibits to the applicable Financial Statement, as of the Balance Sheet Date, the Company did not have any liabilities or obligations that were not reflected, reserved against or otherwise disclosed in the Financial Statements and were required to be reflected on the Balance Sheet or otherwise disclosed in notes to the Financial Statements (if notes had been prepared) in accordance with GAAP and that, individually or in the aggregate, would be reasonably likely to be material to the Company; provided, however, that the representations and warranties contained in this Section 3.5(b) shall not be deemed breached if such breach relates to a matter that is covered by a representation or warranty contained in Article 2 or 3 that is qualified by Knowledge of Seller or Seller’s Knowledge and such matter was not within the Knowledge of Seller.

3.6           Business Since the Balance Sheet Date.  Except as contemplated by this Agreement or as disclosed in Section 3.6 of the Disclosure Letter, since the Balance Sheet Date, the Company has operated its business, assets and properties in the ordinary course of business consistent with past practice and there has not occurred:

(a)           any Material Adverse Effect;

(b)           any acquisition of all or substantially all of the assets or properties or the securities or business of any other Person by the Company or any merger, consolidation or amalgamation involving the Company;

 (c)           any sale, assignment, lease or transfer of any of the assets of the Company with an aggregate fair market value of more than $250,000 other than in the ordinary course of business;

 (d)           through the date of this Agreement, any incurrence by the Company of any indebtedness for borrowed money or incurrence, assumption or guarantee of, or any other act to become responsible for, any obligations of any other Person, or making of loans or advances by the Company to any Person, other than in the ordinary course of business consistent with past practice and other than with respect to any Intercompany Agreements;

(e)           any change in the financial or accounting practices or policies of the Company, except as required by Law or GAAP;

(f)           (i) any increase in the base salary or target incentive compensation of any Employees or directors or officers of the Company, except in the ordinary course of business consistent with past practice, or (ii) any establishment, adoption, entrance into, amendment increasing benefits in excess of 5% year over year in the aggregate under or termination of any Collective Bargaining Agreement or any employee benefit plan;

 (g)           (i) any declaration, setting aside or payment of any distributions, dividends or similar payments (other than cash dividends) in respect of any shares of capital stock of the Company (including the Shares); or (ii) any redemption, purchase or other acquisition of any outstanding shares of capital stock or other securities of the Company (including the Shares);

(h)           any amendment or any authorization to amend any (i) certificate of incorporation or bylaws (ii) outstanding security of the Company or (iii) Collective Bargaining Agreement; or

(i)           any entry by the Company into a new line of business (other than the commencement of operations in a new city in the U.S.) or commencement by the Company of business operations in any country in which Company was not operating as of December 31, 2009;

(j)           any damage, destruction, loss or casualty to the property or assets of the Company in excess of $100,000, whether or not covered by insurance; and

(k)           any binding agreement (whether written or oral) by the Company to do any of the foregoing.

3.7           Compliance with Law; Litigation; Injunctions.  The Company is in compliance with all applicable Laws and Orders and the terms of all Permits, except (i) as set forth in Section 3.7 of the Disclosure Letter and (ii) for failures to be in compliance the existence of which and cost of remedying would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.  Except for the matters set forth in Section 3.7 of the Disclosure Letter, as of the date of this Agreement, (i) there is no action, suit, arbitration or other judicial or administrative proceeding pending or, to Seller’s Knowledge, threatened against the Company, at law or in equity, before any Governmental Authority which is reasonably likely to result in a liability of the Company of $100,000 or more and has not been reflected, reserved against or otherwise disclosed in the Balance Sheet in accordance with GAAP or which would affect the legality, validity or enforceability of this Agreement or the Ancillary Instruments or the consummation of the transactions contemplated hereby or thereby and (ii) the Company is not a party to, and none of the Company and the Company’s assets or properties are subject to or bound by, any Order which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or which would affect the legality, validity or enforceability of this Agreement or the Ancillary Instruments or the consummation of the transactions contemplated hereby or thereby.  The Company’s DOT certificate of public convenience and necessity and FAA operating certificate (the “Operating Certificates”) are each in full force and effect subject to their respective terms.  The Company has not received from the FAA, the DOT or any other Governmental Authority any outstanding notice of cancellation, modification, suspension, revocation or termination with respect to the Operating Certificates, nor to Seller’s Knowledge, has the FAA, the DOT or any other Governmental Authority threatened any such revocation, cancellation, modification, suspension or termination.

3.8           Contracts and Agreements; Defaults.  (a) Section 3.8(a) of the Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Contracts of the types described below to which the Company is a party (each such Contract of the character described below being referred to herein as a “Material Contract”):

(i)           any such Contract involving payments during any twelve (12) month period to or from the Company of $600,000 or more;

(ii)           any such Contract relating to Debt, except for the Intercompany Agreements;

(iii)           any such Contract relating to capitalized lease obligations or the deferred purchase price of property, or operating leases, except in each case any such Contract with an aggregate outstanding principal amount (or, in the case of any operating lease, lease payments during any twelve (12) month period) not exceeding $300,000;

(iv)           any such Contract containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity (in any market, geographic region or otherwise) or to compete with any Person;

(v)           any such Contract that creates or obligates the Company to participate in any joint venture, limited liability company, partnership agreements, shareholders arrangement or other similar arrangement;

(vi)           any such Contract that provides for any party to have first refusal, first offer, “tag-along” or “drag-along” rights or obligations with respect to any partnership interest, capital stock or other security of the Company;  and

(vii)           any such Contract relating to the lease of real property or aircraft which requires payments during any twelve (12) month period of more than $100,000.

(b)           On or prior to the date of this Agreement, the Company has made available to Buyer copies of all Material Contracts.

(c)           Each Material Contract, as of the date of this Agreement, is valid and binding and enforceable on the Company and, to the Knowledge of Seller, the counterparties thereto, and is in full force and effect, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to general equitable principles (whether considered in a proceeding in equity or at Law).  Except as set forth in Section 3.8(c) of the Disclosure Letter or for such breaches, defaults or events as have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (1) there is no pending default under, or breach of, any Material Contract by the Company or, to the Knowledge of Seller, any other counterparty thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or, to the Knowledge of Seller, any other counterparty thereto and (2) as of the date of this Agreement, the Company has not received any written notice from, or made a written claim against, any party to any such Material Contract with respect to any breach or default thereunder.

(d)           The Company is not a party to any interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging contracts.

3.9           Employee Benefit Plans.  (a) Section 3.9(a) of the Disclosure Letter contains a true and complete list as of the date of this Agreement of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other material severance, retention, employment, change-in-control, bonus, incentive, deferred compensation, supplemental retirement or other employee benefit plan, agreement, program, policy or arrangement that is maintained, sponsored or entered into or contributed or required to be contributed to by the Company.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans”.

(b)           With respect to each Company Plan in force on the date of this Agreement, the Company has made available or delivered to Buyer (i) a true and complete copy thereof and, to the extent applicable, any related trust agreement, annuity contract or other funding instrument; (ii) the most recent IRS determination letter, if applicable; (iii) any summary plan description; (iv) the most recent Form 5500; and (v) the most recent audited financial reports, if applicable.

(c)           Except as listed in Section 3.9(c) of the Disclosure Letter, (i) each Company Plan has been established and administered in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification or is a prototype plan with respect to which an IRS opinion letter has been issued; (iii) no actions, suits, or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller, threatened with respect to any Company Plan; and (iv) no audit or investigation by the IRS, the U.S. Department of Labor or other Governmental Authority is pending, or to Seller’s Knowledge, threatened, with respect to any Company Plan.

(d)           No Company Plan currently (or ever in the past three (3) years) maintained, sponsored, contributed to or required to be contributed to by the Company) is or was (i) a multiemployer plan, within the meaning of Section 3(37) of ERISA, or (ii) a plan subject to Title IV of ERISA.

(e)           With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, that is subject to Title IV of ERISA and is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within three (3) years prior to the Closing Date, by any ERISA Affiliate of the Company (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no event has occurred that presents a material risk of a complete or partial withdrawal from any multiemployer plan, within the meaning of Section 3(37) of ERISA, (iii) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred by any such ERISA Affiliate, which liability has not been satisfied, (iv) all contributions (including installments) to such plan required by Section 302 of ERISA and/or Section 412 of the Code have been timely made, (v) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of regulation § 4043.1 et seq., promulgated by the PBGC, have not been waived) has occurred; and (vi) no ERISA Affiliate of the Company has filed a notice of intent to terminate any such plan or has adopted any amendment to treat a plan as terminated nor has any proceeding been instituted under Section 4042 of ERISA to terminate such plan.

(f)           Except as set forth in Section 3.9(f) of the Disclosure Letter, the transactions contemplated hereby will not cause the acceleration of vesting in, or payment of, any benefits or compensation under any Company Plan and will not otherwise accelerate or increase any liability of the Company under any Company Plan.

(g)           No Company Plan provides retiree medical or retiree life insurance benefits to any Person and the Company is not contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

3.10           Employment-Related Matters.  (a) Section 3.10 of the Disclosure Letter sets forth a list of all collective bargaining agreements (including any side letters, supplemental agreement or memorandum of understanding relating thereto) covering employees of the Company (collectively, the “Collective Bargaining Agreements”).  The Company has made available to Buyer copies of all such Collective Bargaining Agreements.

(b) Except as set forth in Section 3.10 of the Disclosure Letter, at the date of this Agreement:

(i)           the Company has not breached in any material respect or otherwise failed to comply in any material respect with any provision of any Collective Bargaining Agreement applicable to employees of the Company, nor, to Seller’s Knowledge, has any such breach or failure been alleged by the applicable union, and there are no material grievances outstanding against the Company thereunder, in each case which would have a Material Adverse Effect;

(ii)           to Seller’s Knowledge, there is no petition pending before the National Mediation Board seeking certification or any change in certification of a labor representative with respect to any craft or class of employees of the Company;

(iii)           there is no strike, slowdown, work stoppage, labor action or lockout or, to Seller’s Knowledge, threat thereof, by or with respect to any employees of the Company;

(iv)            there is no complaint for violation of the Railway Labor Act, 45 U.S.C. § 151 et seq. 8, as amended, against the Company pending before any Governmental Authority; and

(v)           to the Knowledge of Seller, no charges with respect to or relating to the Company or any Employee are pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices.

3.11           Taxes.  Except as set forth in Section 3.11 of the Disclosure Letter:

(a)           All material Tax Returns required to be filed by the Company on or prior to the Closing Date have been duly and timely filed.   Each such Tax Return is true, correct and complete in all material respects.  All Taxes owed by the Company which are or have become due and payable have been paid in full.  All Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full.  There are no Liens (other than Permitted Liens) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           There is no claim against the Company for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or, to the Knowledge of the Seller, threatened with respect to any Taxes or Tax Returns of or with respect to the Company.  No Tax Audits or administrative or judicial proceedings are being conducted, pending or to the knowledge of the Company or Seller, threatened with respect to the Company.  To the Knowledge of the Seller, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(c)           The Company has not participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulations § 1.6011-4(b)(2) (and all predecessor regulations).

3.12           Permits.  Except as set forth in Section 3.12 of the Disclosure Letter, the Company owns or possesses all of the Permits that are necessary to enable it to own, lease and operate its assets and properties and to carry on its operations as currently conducted.  Except as set forth in Section 3.12 of the Disclosure Letter and with such other exceptions as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, all Permits are valid, binding, and in full force and effect.  The Company has taken all necessary action to maintain each Permit, except where the failure to so act is not likely to have a Material Adverse Effect. No loss or expiration of any Permit is pending, or, to the Knowledge of the Company or Seller, threatened (other than expiration upon the end of any term).

3.13           Real Property.  (a)  The Company does not own any real property.

(b)           Section 3.13(b)(i) of the Disclosure Letter sets forth a true and complete list of the addresses of all leasehold or subleasehold estates and other rights to use or occupy any land or buildings held by the Company other than land or buildings leased, used or occupied at any airport (the “Leased Real Property”).

3.14           Title; Condition of Assets.  (a)  As of immediately preceding the Closing, the Company has good title to, or valid leasehold or license interests in, all of the assets that it purports to own or lease, free and clear of any Liens, other than the Liens described in Section 3.14(a) of the Disclosure Letter and any other Permitted Liens.

(b)  As of the Closing Date, all of the flight simulators (including fixed training devices) that the Company purports to own or lease or use in the conduct of the Company’s business are in normal working condition and in a state of normal maintenance and repair, in all material respects, in each case, ordinary wear and tear excepted and subject to scheduled maintenance.

3.15           Intellectual Property.  (a)  To Seller’s Knowledge, the Company owns or has the right to use all Intellectual Property and all Technology used or held for use in the conduct of its business without any conflict with the rights of any third party, in each case with such exceptions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and subject to limitations contained in any applicable license agreement; provided, however, that no representation or warranty is made as to the extent to which ownership of or right to use any particular Intellectual Property or Technology includes the exclusive right to use such Intellectual Property or Technology.

 (b)           Section 3.15(b) of the Disclosure Letter sets forth a true and complete list as of the date of this Agreement of (i) all trademarks, trade names, service marks and patents owned by the Company which have been duly registered in the United States Patent and Trademark Office (“PTO”), the states of the United States or the corresponding offices of other jurisdictions, (ii) all copyrights owned by the Company which have been duly registered in the United States Copyright Office (“Copyright Office”) or the corresponding offices of other jurisdictions, (iii) all trademark, trade name, service mark and patent applications that have been filed by the Company and are pending in the PTO, the states of the United States or the corresponding offices of other jurisdictions, and (iv) all copyright applications that have been filed by the Company and are pending in the Copyright Office or the corresponding offices of other jurisdictions.

3.16           Insurance.  (a)   Section 3.16(a) of the Disclosure Letter sets forth a complete and correct list of all insurance for the last policy year carried by or for the benefit of the Company specifying the insurer, type of policy, the amount of and nature of coverage and policy limits, the deductible or retention amount (if any) and the date through which coverage will continue and whether each such policy is a “claims made” or an “occurrences” policy.  All such policies are in full force and effect and the Company is in compliance in all material respects with the material terms and provisions of such policies. Except as set forth in Section 3.16(a) of the Disclosure Letter, the Company has not received any notice of cancellation of any such insurance policy or refusal of coverage thereunder.  Except as set forth in Section 3.16(a) of the Disclosure Letter, there is no claim pending under any of such policies relating to the Company for which coverage has been denied or disputed by an insurance carrier. The Company has not reached or exceeded its policy limits for any insurance policies in effect at any time during the past three years.

(b)           Section 3.16(b) of the Disclosure Letter sets forth a true and correct list as of the date of this Agreement of all surety bonds and all letters of credit issued on behalf of the Company in an amount over $50,000.

3.17           Environmental Laws. Except as set forth in Section 3.17 of the Disclosure Letter:

(a)           The Company and its Leased Real Property and operations are in compliance in all material respects with all Environmental Laws.

(b)           The Company has not allowed any machinery, equipment, facility or property owned, operated, leased, occupied or used by it, or permitted any such machinery, equipment, facility or property to be used by any other Person, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in compliance in all material respects with all applicable Environmental Laws.

(d)           The Company has received no written notice alleging any Losses under Environmental Law and, to Seller’s Knowledge, no facts, circumstances or conditions relating to or arising from the operations of, or any real property currently or formerly owned, operated, leased occupied or used by the Company has resulted in or would reasonably be expected to result in the receipt of such notice.

(e)           There are no suits, actions, investigations or proceedings pending or, to Seller’s Knowledge, threatened, in which it is alleged that the Company is potentially responsible for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of the environment (including, without limitation, surface or subsurface soils, groundwater, surface water, and the ambient air) contaminated with Hazardous Substances, including, without limitation, any Hazardous Substances transported or Released or arranged to be transported or Released by or on behalf of the Company, or for any other remedial or corrective action under an Environmental Law.

(f)           Seller has made available to Buyer complete and correct copies of all material environmental site assessment reports (collectively, the “Reports”), regarding alleged non-compliance with any Environmental Law or Permit required under Environmental Law, any alleged Loss under Environmental Law, and any Release of Hazardous Substances or remedial or corrective actions with respect thereto) that are in Company’s possession or control and relating to the ownership, operation, lease, occupation or use of the Company’s machinery, equipment, facilities and properties.

3.18           Brokers.  Neither the Company nor any of its directors, officers, employees or Affiliates has employed any broker, finder, investment banker or Person fulfilling a similar role or has incurred or will incur any broker’s, finder’s or other similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement and the Ancillary Instruments.

3.19           Aircraft and Engines.

(a) Section 3.19(a) of the Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all in-service aircraft owned or leased by the Company (an “Aircraft”), including the manufacturer model, FAA registration number and vintage thereof, including the name of the lessee or sublessee thereof.

(b) All Aircraft owned or leased by the Company are registered on the FAA aircraft registry, and are in such condition as may be necessary to enable the airworthiness certification of the Aircraft with the FAA to be maintained in good standing at all times other than during temporary periods of storage, maintenance, testing or modification, or during periods of grounding by applicable governmental authorities.

(c) All Aircraft and in-service engines owned or leased by the Company as of the date of this Agreement (the “Engines”) are being maintained according to the Company’s FAA-approved maintenance program.

(d) As of the date of this Agreement, there are no Contracts (other than, with respect to an obligation to lease, existing leases covering the Aircraft identified in Section 3.19(a) of the Disclosure Letter and the Engines) pursuant to which the Company is obligated to purchase, finance or lease aircraft, engines or simulators.

(e)  As of the date of this Agreement, there is no pending default under, or breach of, any lease of Aircraft or Engines to which the Company is a party.

3.20           No Slots.  As of the date of this Agreement, the Company does not own or lease any right or operational authority to conduct one Instrument Flight Rule (as defined under the FAA regulations) or one scheduled landing or takeoff operation at a specific time or during a specified time period at any airports.

3.21           U.S. Citizen; Air Carrier. The Company is a “citizen of the United States” as defined in the Federal Aviation Act and is an “Air Carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. Sections 41101-41112).

3.22           Unclaimed Property.  Except as set forth in Section 3.22 of the Disclosure Letter, there is no material property or obligation of the Company, including uncashed checks to vendors, customers, or employees, non refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to Sections 6.1, 6.2(b), 6.2(h), 6.2(i), and 8.1, Buyer hereby represents and warrants to Seller as follows:

4.1           Incorporation of Buyer.  Buyer is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of Delaware.

4.2           Authority.  Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Instruments to which it is or at the Closing will be, a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Instruments to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

4.3           No Conflict.  Except as would not have or be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Instruments to which it is or at the Closing will be, a party, the execution and delivery by Buyer of this Agreement and the Ancillary Instruments to which it is or at the Closing will be, a party do not, and the performance by Buyer of this Agreement and the Ancillary Instruments to which it is or at the Closing will be a party and the transactions contemplated hereby and thereby by Buyer do not and will not, (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of Buyer, (ii) violate any Law or Order applicable to Buyer, or any of Buyer’s assets, properties or businesses, or (iii) result in a breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any contract to which Buyer is a party or is bound.

4.4           Governmental Consents and Approvals.  The execution and delivery by Buyer of this Agreement and the Ancillary Instruments to which it is or at the Closing will be a party do not, and the performance by Buyer of this Agreement and the Ancillary Instruments to which it is or at the Closing will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not, require any Governmental Authorization or filing with or notification of, any Governmental Authority, except for the filing of the FAA Notice and the DOT Notice, and (iii) as would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Instruments to which Buyer is or at the Closing will be a party.

4.5           Experience; Acquisition of Shares for Investment.  (a) Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and has been afforded the opportunity to ask questions and receive answers regarding the Company and has reviewed the data and information it requested from Seller and the Company in connection with this Agreement.

(b)           Buyer is acquiring the Shares for its own account and not with a view toward, or for sale in connection with, any distribution within the meaning of applicable federal securities Laws.  Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (i) without registration under the Securities Act except pursuant to an exemption from such registration available under the Securities Act and (ii) except in accordance with any applicable provisions of state securities laws.

4.6           Brokers.  Neither Buyer nor any of its directors, officers, employees or Affiliates has employed any broker, finder, investment banker or Person fulfilling a similar role or has incurred or will incur any broker’s, finder’s or other similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement and the Ancillary Instruments.

ARTICLE 5

COVENANTS

5.1           Public Announcements.  Promptly following Closing, Seller and Buyer shall cooperate to issue press releases to be approved by Seller and Buyer. Prior to the communication of such press releases, neither Seller nor Buyer shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Ancillary Instruments without prior consultation with the other party; provided, however, that either such party may issue a press release or make such other public statement to the extent required by Applicable Law or by the rules and regulations of any applicable stock exchanges without such prior consultation to the extent such consultation is impracticable under the circumstances.

5.2           Termination of Intercompany Agreements.

 (a)           The parties hereby agree that all Intercompany Agreements, other than those set forth in Section 5.2(a) of the Disclosure Letter, shall be terminated in their entirety immediately prior to the Closing and shall be without further force and effect, all amounts owed pursuant to such Intercompany Agreements shall be canceled (except as provided in Section 5.2(d)), and no party thereto (nor any of their respective successors in interest) shall have any further rights, duties, liabilities or obligations of any nature whatsoever with respect to, in connection with or otherwise arising under the Intercompany Agreements (except as provided in Section 5.2(d)).  Each of the parties hereby agrees to, and shall cause its Affiliates, officers and directors to, execute and deliver from time to time such documents or other assurances reasonably necessary to carry out the termination provided in this Section 5.2(a).

(b)           The parties hereby acknowledge and agree that one or more of the Seller-Vendor Agreements and the Company-Vendor Agreements may be terminated with respect to the Company in accordance with their respective terms at any time at or after Closing; provided, however, each of Seller and the Company agree not to take any action to terminate any such agreement without first providing the other party with at least twenty (20) days prior written notice of such termination.

(c)           Notwithstanding the foregoing, Seller agrees not to terminate at Closing and shall continue in full force and effect (i) for a period of thirty (30) days after Closing those surety bonds listed in Section 5.2(c) of the Disclosure Letter and (ii) for a period of ten (10) Business Days after Closing the letter of credit listed in Section 5.2(c) of the Disclosure Letter.  The Company shall replace such surety bonds and letter of credit within the applicable period set forth in this Section 5.2(c) in accordance with the underlying agreement requiring the posting of such bonds or letter of credit.  In the event any third party draws down on such letters of credit or surety bonds before the same are replaced by the Company, the Company shall promptly reimburse Seller for any amounts drawn and, if the Company fails to do so, Seller shall be entitled to set-off any such amounts against amounts owed by Seller to the Company or any of its affiliates under any Ancillary Document.

(d)           Notwithstanding anything contained herein or in the Mesaba/Delta Mutual Release, in consideration and full satisfaction of all amounts owed by Seller to the Company with respect to regional airline services provided by the Company to Seller prior to the Closing Date in accordance with and subject to the terms, conditions and provisions of that certain Second Amended and Restated Airline Services Agreement dated as of January 12, 2009 between Seller (as successor by merger to Northwest Airlines, Inc. (“Northwest”)) and the Company, (i) Seller hereby agrees to pay to the Company an amount equal to ***, which amount shall be made on or before July 7, 2010, and (ii) the Company agrees to pay to Seller (if and when received) any amounts received by the Company with respect to revenues derived from flights operated by the Company prior to Closing, provided that Seller would have been entitled to receipt of such amounts had the CRJ-200 ASA, the CRJ-900-M DCA or the Saab 340 DCA (as applicable) been in effect prior to the Closing Date.

5.3           Non-Solicitation.  (a)                                           Seller agrees that, during the Restricted Period, without the prior written approval of Buyer, Seller shall not, and shall cause its Affiliates not to, directly or indirectly or by assisting others, recruit, solicit, induce (or initiate discussions relating to future employment with) or hire away, or attempt to recruit, solicit, induce or hire away, on their behalf or on behalf of any other Person, any employee of the Company or any Person who was an employee of the Company on the Closing Date and is an employee of the Company on the date of such recruitment, solicitation, inducement or hiring or the initiation of such discussions to accept employment with Seller or its Affiliates, except for persons whose employment (A) is solicited or procured through newspaper ads or (B) is first terminated by Buyer or the Company after the Closing.  The “Restricted Period” means the *** period after the Closing Date.

(b)           Buyer agrees that, during the Restricted Period, without the prior written approval of Seller, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly or by assisting others, recruit, solicit, induce (or initiate discussions relating to future employment with) or hire away, or attempt to recruit, solicit, induce or hire away, on their behalf or on behalf of any other Person, any employee of the Seller or any Person who was an employee of the Seller on the Closing Date and is an employee of the Seller on the date of such recruitment, solicitation, inducement or hiring or the initiation of such discussions to accept employment with Buyer or its Affiliates, except for persons whose employment (A) is solicited or procured through newspaper ads or (B) is first terminated by Seller after the Closing.

(c)           If a judicial or arbitral determination is made that any of the provisions of this Section 5.3 constitutes an unreasonable or otherwise unenforceable restriction against Seller, the provisions of this Section 5.3 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to it.  In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any time period from the coverage of this Section 5.3 and to apply the provisions of this Section 5.3 to the remaining time period not so severed by such judicial or arbitral authority.  The time period during which the prohibitions set forth in this Section 5.3 shall apply shall be tolled and suspended for a period equal to the aggregate time during which Seller violates such prohibitions in any respect.

(d)           It is agreed by the parties hereto that the foregoing covenants in this Section 5.3 are necessary in terms of time to protect the interests of Seller and Buyer pursuant to the terms of this Agreement and impose a reasonable restraint on Buyer and Seller, respectively.

(e)           Each of Seller and Buyer recognizes and agrees that compliance with the covenants contained in this Section 5.3 are necessary to protect such party, and that an actual or threatened breach by Seller or Buyer of any of the covenants set forth in this Section 5.3 could cause irreparable harm to the other party, that the remedies of such party at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against the breaching without the requirement that the non-breaching party make proof of actual damages or post a bond, in addition to any other rights and remedies which are available to such party.  In the event of any legal proceeding (whether at law or in equity) relating to this Section 5.3, if a court of competent jurisdiction determines that either party has breached this Section 5.3, then such party shall be liable and pay to the non-breaching party any costs in connection with such proceeding and any appeal therefrom, including reasonable legal fees, and such non-breaching party shall be entitled to pursue the recovery of all damages, losses and liabilities related to such breach.

5.4           Company Headquarters.  For a period of ***following the Closing Date, Buyer shall cause the Company to retain its headquarters in the Minneapolis-St. Paul metropolitan area.

5.5           Labor Matters.  The Company hereby covenants and agrees to (i) meet and confer promptly following the Closing with the Seller and the Air Line Pilots Association, International (“ALPA”) regarding the possible continuation of the pilot flow through agreement contained in Letter of Agreement No. 36 to the Company’s collective bargaining agreement with ALPA, and (ii) in the course of the aforementioned meet and confer process, be willing to execute and deliver an interim agreement with Seller and ALPA consistent in all material respects with the draft Letter of Agreement attached hereto as Exhibit K (the “ALPA Letter Agreement”).  The Company further agrees to provide advance written notice to Seller of its intent to discontinue any discussions with Seller or ALPA or terminate its application of the pilot flow through agreement.

5.6           Section 338(h)(10).

(a)           Seller and Buyer shall make a joint election for the Company under Section 338(h)(10) of the Code and under any comparable provisions of foreign, state or local law with respect to the purchase of the Shares (collectively, the “Section 338(h)(10) Elections”) and shall timely sign or cause to be timely signed such Tax forms as are necessary to make such Section 338(h)(10) Elections.  The parties acknowledge that the Section 338(h)(10) Elections shall result in the purchase of the Shares being treated as if the Company sold its assets to Buyer followed by the Company’s deemed complete liquidation while still owned by Seller.  Buyer shall, within thirty (30) calendar days after the completion of the Allocation Schedule (as defined below), but in no event later than ninety (90) calendar days prior to the due date for filing IRS Form 8023 and the appropriate foreign, state and local forms, prepare at its expense and provide Seller with such IRS, foreign, state and local forms and schedules thereto that are required with respect to the Section 338(h)(10) Elections.  Seller shall have thirty (30) calendar days to review and comment upon such forms and schedules.  Seller shall promptly forward any comments they may have to Buyer upon completion of the review, and the parties agree to each use commercially reasonable efforts to agree upon, finalize, execute and timely file such forms and schedules.

(b)           Within one hundred twenty (120) calendar days after the Closing Date but in any event (and notwithstanding any failure to have finally determined Closing Working Capital by such date) no later than ninety (90) calendar days prior to the due date for filing IRS Form 8023, Buyer shall prepare at its own expense and deliver to Seller a Schedule (as ultimately agreed or finalized as provided herein, the “Allocation Schedule”) allocating the “ADSP” (as such term is defined in Treasury Regulations Section 1.338-4) of the assets of the Company in accordance with the Treasury regulations promulgated under Section 338(h)(10).  Seller agrees that it shall review and comment upon the Allocation Schedule within thirty (30) calendar days of its delivery by Buyer.  The parties each agree to use commercially reasonable efforts to agree upon and finalize the Allocation Schedule within fifteen (15) calendar days of the delivery of Seller’s comments.  Buyer and Seller each agree to file all federal, state, local and foreign Tax Returns (where such 338(h)(10) Elections have been made) in accordance with the Allocation Schedule (as agreed upon and finalized) and not to take, or cause to be taken, any action that would be inconsistent with or prejudice such Allocation Schedule or any Section 338(h)(10) Elections in any Tax Return, audit, litigation or otherwise.

(c)           No part of the Purchase Price for the Shares shall be allocated for any purpose to any non-solicitation covenants or similar covenants made by Seller, either in the Allocation Schedule or otherwise, unless required by applicable Law.

5.7           Minimum Cash.  Seller shall cause the Company at Closing (i) to maintain cash and cash equivalents of not less than ***, and (ii) to reflect all uncashed checks in the Company’s accounts payable account.

5.8           Filing of Amendments to Aircraft Subleases.

***

***

5.9           Insurance for Pre-Closing Occurrences.  Seller agrees to maintain after Closing coverage under the existing insurance policies of Seller for the types of insurance coverage listed in Section 5.9 of the Disclosure Letter for claims against the Company involving pre-Closing occurrences ; provided, however, (i) with respect to any such claim covered by Seller’s insurance policies listed in Section 5.9 of the Disclosure Letter (other than the Aviation Hull and Liability policy), Seller shall control and conduct  the defense of any such claim and the Company shall reimburse Seller for all out of pocket costs not covered by insurance reasonably incurred by Seller in connection with the defense, settlement or resolution of any such claim, except that, in lieu of Seller’s deductible for Employment Practices Liability claims, the Company shall only be responsible for a deductible amount equal to ***; and (ii) with respect to any such claim covered by Seller’s Aviation Hull and Liability policy, the Company shall control and conduct the defense of any such claim at the Company’s sole cost and expense.  With respect to any claim against the Company for which Seller controls the defense pursuant to this Section 5.9, Seller shall obtain the prior written approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed, before entering into any settlement or compromise of such claim, consenting to the entry of any judgment with respect to such claims or ceasing to defend against such claims unless (x) there is no finding or admission of any violation of applicable Law or the rights of any Person and (y) the sole relief provided is monetary damages that are paid in full by Seller’s insurance (other than the applicable deductible) or by Seller pursuant to the terms of this Agreement.

5.10           Termination of  CRJ-200 Letter Agreement.  With respect to the CRJ-200 Letter Agreement, Seller, Pinnacle and Buyer hereby agree as follows:

(a)           On or before the third (3rd) Business Day after the Closing Date, Seller shall pay to Pinnacle an amount equal to ***, such amount being the aggregate of all amounts paid by Pinnacle to Seller pursuant to paragraph (iii) of the CRJ-200 Letter Agreement prior to the Closing Date.

(b)           Immediately after payment of the amount set forth in Section 5.10(a) hereof, (i) the CRJ-200 Letter Agreement shall terminate and shall have no further force or effect; and (ii) Pinnacle shall, without any further action, be deemed to have assigned to Seller all of Pinnacle’s rights and obligations to and under any Vendor Contracts (as such term is defined in the CRJ-200 Letter Agreement).

***

***

5.11           Settlement of CRJ-200 ASA Disputes.  As of the Closing, each of Seller and Pinnacle shall execute and deliver the Pinnacle/Delta Mutual Release in the form attached hereto as Exhibit M, pursuant to which each of Seller and Pinnacle release the other from all claims, losses and liabilities related to certain disputes arising under the CRJ-200 ASA.

5.12           Transfer of Ground Equipment.  After the Closing Date, the Company shall, upon Seller’s reasonable request from time to time, execute and deliver any and all documents to effectuate the transfer of certain ground equipment and motor vehicles from the Company to Seller or one or more Affiliates of Seller, which equipment shall include without limitation those items listed on Exhibit N attached hereto, provided that such equipment is neither in use by the Company on the Closing Date nor reflected on the Interim Balance Sheet.

5.13           Release of Liens.  Promptly following Closing, Seller shall obtain (i) full and final releases of the Company under, and of any of the Liens on the Shares or any assets or properties of the Company granted pursuant to, any of the agreements listed in Section 2.3 of the Disclosure Letter, if the Company or any such Liens have not been released as of the Closing Date, and (ii) the termination of that certain Blocked Account Agreement between Bank of America, N.A. and Seller relating to the Company’s deposit account number *** at Bank of America, N.A.

5.14           Consent of Third Parties

1.2 .

(a) Seller shall cooperate with the Company to obtain any third party consents or waivers required under any Contracts listed in Section 3.4 of the Disclosure Letter on account of a change of control of the Company occasioned by the transactions contemplated hereby or otherwise required to eliminate all conflicts, violations and breaches in respect of which such Contract was so listed.  In obtaining a consent, (x) neither Seller nor the Company shall be required to modify or alter the terms of the Contract to which such consent relates and (y) neither Seller nor the Company shall be required to make any payments of money or provide any other inducement to the other party or parties to such Contract.

(b) If any such consent is not obtained as of the Closing, and the Buyer elects to proceed with the Closing in the absence of such consent, then (a) the Seller and the Company shall cooperate and use their respective commercially reasonable efforts to obtain such consent as soon as practicable following the Closing and (b) until such consent is obtained, the Seller shall use its commercially reasonable efforts, and the Company shall cooperate in all commercially reasonable respects, to provide to the Company the benefits under any such Contract, including enforcement of any and all rights of the Company against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise, or to obtain a replacement arrangement for the Company that replicates the economics of the Contract as if such consent had been obtained.

5.15           Rubb Hangar

1.3 .

  Promptly following Closing, Seller shall use its commercially reasonable efforts to enter into a sublease with the Company of that certain aircraft hangar facility located at the Minneapolis/St. Paul International Airport and subject to that certain Aircraft Hangar Facility Lease Agreement, dated as of September 1, 2009 between Metropolitan Airports Commission and Seller (the “Rubb Lease”) for the term that is coterminus with the Rubb Lease, and otherwise on the existing terms and conditions as those contained in the oral sublease for such facility in effect between Seller and the Company as of the Closing Date.

ARTICLE 6

SURVIVAL; INDEMNIFICATION

6.1           Survival.  Subject to this Section 6.1 and Section 6.2, the representations and warranties of Seller and Buyer contained in this Agreement and the related indemnity obligations set forth in the applicable subsection of Section 6.2 shall survive the Closing for a period of two (2) years after the Closing Date, except that (x) the representations and warranties contained in Sections 2.1, 2.2, 3.1, 3.2, 3.3, and 3.18, and the related indemnity obligations contained in the applicable subsection of Section 6.2 shall survive indefinitely, and (y) the representations and warranties contained in Sections 3.11 and their respective related indemnity obligations contained in the applicable subsection of Section 6.2 shall survive until 90 days following the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof).  All covenants and other agreements of the parties hereto set forth in this Agreement shall survive the Closing in accordance with their respective terms, except to the extent otherwise provided herein.  The representations, warranties, covenants and other agreements of the parties hereto which terminate pursuant to this Section 6.1, and the liability of any party hereto with respect thereto pursuant to this Article 6, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party setting forth the alleged facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims, prior to the expiration of the applicable survival period and any such claim shall not thereafter be barred by the expiration of the applicable survival period and shall survive until such claim is finally and fully resolved.

6.2           Indemnification.  Seller and Buyer shall indemnify each other as set forth below:

(a)           Subject to Section 6.1 and the other provisions of this Section 6.2, Seller hereby agrees to indemnify and hold harmless, from and after the Closing, Buyer and its Affiliates (including, following the Closing, the Company) and their respective officers, directors, employees, agents, successors and permitted assigns (each a “Buyer Indemnified Party”), from, and to reimburse Buyer for any Losses (the “Buyer Losses”) that result from:

(i)           the failure of any representation or warranty of Seller contained in Article 2 or 3 of this Agreement (the “Seller Representations”)(it being understood and agreed that for purposes of determining whether there has been any breach of any representation or warranty and for purposes of calculating the amount of any Buyer Losses arising therefrom under this Section 6.2(a)(i), the Seller Representations shall not be deemed to be qualified by any concept of “material”, “materiality”, “Material Adverse Effect” or similar qualification, except for such qualifications contained in Section 3.5(a), 3.5(b), 3.6(a), 3.9, 3.11(a), 3.17(f) and the definition of Permitted Liens, which shall not be deemed deleted); or

(ii)           any breach or nonperformance by Seller of its covenants, agreements or undertakings contained in this Agreement;

provided, however, that

(A)           Seller shall not be responsible for any particular Loss with respect to a Seller Representation unless such Loss equals or exceeds *** (the “Mini-Basket Amount”), in which case the amount of such Loss in excess of the Mini-Basket Amount shall then count towards, or be included in, the Basket Amount; provided, that recovery of Buyer Losses shall be subject to the Mini-Basket Amount until the Buyer Losses for which a Buyer Indemnified Party would recover under Section 6.2(a) which do not equal or exceed the Mini-Basket Amount (the “Initial Losses”) equals ***.  Once the Initial Losses reach a total of ***, the Mini-Basket Amount shall not apply and a Buyer Indemnified Party shall be entitled to recover the amount of any subsequent Buyer Losses without being subject to the Mini-Basket Amount, but subject to the other limitations and caps set forth herein.

(B)           subject to clause (A) above (it being understood and agreed that any Buyer Losses that do not meet the Mini-Basket Amount as specified in clause (A)(i) above shall not be considered a Buyer Loss for purposes of determining the Basket Amount), Seller shall not be responsible for any Buyer Losses pursuant to Section 6.2(a)(i) with respect to the Basket Representations until the cumulative aggregate amount of such Buyer Losses exceeds ***  (the “Basket Amount”), in which case Seller shall then be liable only for such Buyer Losses in excess of the Basket Amount;

(C)           the cumulative aggregate indemnity obligation of Seller under this Section 6.2(a) shall in no event exceed *** (the “Seller Cap”);

(D)           a Buyer Indemnified Party shall not be entitled to indemnification under this Section 6.2(a) for any Buyer Losses to the extent such Loss is included in the calculation of Final Closing Working Capital; and

(E)           a Buyer Indemnified Party shall not be entitled to indemnification under this Section 6.2(a) for any Losses to the extent such Losses are reimbursed by Seller any of the DCA Agreements within six (6) months after the final resolution of such claim in accordance with this Section 6.2 under; and

(F)           if Buyer shall give written notice of an Indemnification Claim pursuant to Section 6.2(c) below, then Buyer’s Indemnification Claim shall be accompanied by an analysis of the extent, if any, to which the Financial Statements, as adjusted for the Final Closing Working Capital, overstated or understated the amount of any asset or liability of the Company as of the Closing Date but taking into account any events, changes or conditions subsequent to the Closing Date that may have impacted any such amount included in the Financial Statements, including without limitation the amount of any asset, reserve, accrual or liability included in the Financial Statements.  Any such overstatement or understatement that is less than the Mini-Basket Amount, up to an aggregate of ***, shall be disregarded.  To the extent that all such overstatements and understatements in excess of the foregoing limitations, if any, in the aggregate represent an increase in net assets (total assets net of total liabilities), then such increase shall be offset against Buyer’s Indemnification Claim, notwithstanding that such overstatements or understatements may be unrelated to the Indemnification Claim for which Buyer has provided notice pursuant to this Section 6.2(a)(ii)(E) or may be due to facts or circumstances occurring after the Closing Date.  Seller shall have the right to audit Buyer’s books and records to verify the accuracy of any such analysis performed by the Company and the payment of any amount owed by Seller with respect to any such Indemnification Claim in accordance with this Section 6.2 shall be delayed until the final resolution of any dispute between the Seller and the Buyer regarding the amount of any such overstatement or understatement to be set-off against the Indemnification Claim.

(b)           Subject to Section 6.1 and the other provisions of this Section 6.2, Buyer hereby agrees to indemnify and hold harmless, from and after the Closing, Seller and its Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (each a “Seller Indemnified Party”), from, and to reimburse Seller for any Losses (the “Seller Losses”) arising out of or resulting from:

(i)           the failure of any representation or warranty of Buyer contained in Article 4 of this Agreement o be true and correct as of the date of this Agreement; or

(ii)           any breach or nonperformance by Buyer of its covenants, agreements or undertakings contained in this Agreement;

provided, however, that

(A)           Buyer shall not be responsible for any Seller Losses pursuant to Section 6.2(b)(i) until the cumulative aggregate amount of such Seller Losses exceeds the Basket Amount, in which case Buyer shall then be liable only for such Seller Losses in excess of the Basket Amount; and

(B)           the cumulative aggregate indemnity obligation of Buyer under Section 6.2(b)(i) shall in no event exceed *** (the “Buyer Cap”);

(c)           As promptly as practicable, and in any event within thirty (30) days, after a Buyer or Seller shall receive any notice of, or otherwise become aware of, the commencement of any action, suit or proceeding, the assertion of any claim, the occurrence of any event, the existence of any fact or circumstance, or the incurrence of any Loss, for which indemnification is provided for (assuming, only for the purposes of this Section 6.2(c) and of the terms defined in this Section 6.2(c), that the Basket Amount was zero) by Section 6.2(a) or (b) hereof (an “Indemnification Event”), the party entitled to such indemnification (an “Indemnified Party”) shall give written notice (an “Indemnification Claim”) to the party from which such indemnification is (or, under such assumption, could be) sought (an “Indemnifying Party”) describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought.  If the Indemnifying Party  is not so notified by the Indemnified Party within thirty (30) days after the date of the receipt by the Indemnified Party or any of its Affiliates of notice of, or of the Indemnified Party or any of its Affiliates otherwise becoming aware of, any particular Indemnification Event, then the Indemnifying Party shall be relieved of all liability hereunder in respect of such Indemnification Event (or the facts or circumstances giving rise thereto) only if, and only to the extent that, such failure to notify the Indemnifying Party results in (i) the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or (ii) prejudice in any material respect to the Indemnifying Party with respect to such claim (and, to such extent, all Losses resulting from such Indemnification Event shall be disregarded for purposes of determining whether the Basket Amount has been exceeded), and in such event the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party was overdue in giving, and had not given, such notice.

 (d)           If any Indemnification Event involves the claim, complaint, audit, investigation, action or proceeding by any third party (a “Third-Party Claim”), the Indemnifying Party shall (whether or not the Indemnified Party is entitled to claim indemnification under Section 6.2(a) or (b), as the case may be) be entitled, and the Indemnified Party shall provide the Indemnifying Party with the right (unless the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate due to a conflict of interest), upon written notice delivered to the Indemnified Party within 30 days thereafter (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the third party asserting the Third-Party Claim) to participate in, and assume sole control over, the defense and settlement of such Third-Party Claim (with counsel reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall pay the Legal Expenses of such counsel) in each case subject to the terms and conditions of this Agreement; provided, however, that (i) the Indemnified Party shall have the right to take control of the defense of such Third-Party Claim away from the Indemnifying Party if the Indemnifying Party is not conducting the defense in a reasonably prudent and diligent manner and the Indemnifying Party does not cure such failure within twenty (20) days after written notice thereof is received by the Indemnifying Party, (ii) the Indemnified Party shall otherwise be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such Third-Party Claim, and (iii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed, before entering into any settlement or compromise of such Third-Party Claim, consenting to the entry of any judgment with respect to such Third-Party Claim or ceasing to defend against such Third-Party Claim unless (x) there is no finding or admission of any violation of applicable Law or the rights of any Person and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party pursuant to the terms of this Agreement (subject only to the Basket Amount, if applicable).  After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim, the Indemnifying Party shall not be liable hereunder to indemnify any Person for any Legal Expenses subsequently incurred in connection therewith.  If the Indemnifying Party declines to, or does not, assume sole control over the defense or settlement of such Third-Party Claim as provided in this Section 6.2(d) within the time period proscribed above, or, after assuming such control, fails to defend against such Third-Party Claim (it being agreed that a permitted settlement of such Third-Party Claim does not constitute such a failure to defend), then the Indemnified Party shall have the right (as to itself) to defend or employ counsel to represent or defend it against such Third-Party Claim and, upon obtaining the written consent of the Indemnifying Party, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with (and to the extent provided for (subject to, and not disregarding, the provisos to Section 6.2(a) in) Section 6.2(a) or (b), as appropriate; provided, however, that the Indemnifying Party will not be required to pay the Legal Expenses of more than one counsel for all Indemnified Parties in any jurisdiction in any single complaint, audit, investigation, action or proceeding.  Notwithstanding anything in this Section 6.2 to the contrary, in any Indemnification Event, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense and if the Indemnified Party fails to tender the defense or settlement of any Third-Party Claim under circumstances not expressly permitted under this Section 6.2(d) and such failure continues for a period of ten (10) days after receipt of notice therefore, then the Indemnifying Party shall cease to have any obligation under Section 6.2(a) or (b), as the case may be, in respect of such Third Party Claim and all Losses resulting from such Third-Party Claim will not be considered for purposes of determining whether the Basket Amount, as applicable, has been exceeded. The Indemnifying Party shall not be liable under this Section 6.2 for any settlement or compromise effected without its consent, which consent, if such Indemnifying Party shall not have agreed to indemnify the Indemnification Claim at issue, shall not be unreasonably withheld, conditioned or delayed.

(e)           The Indemnified Party and the Indemnifying Party shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the defense of any Third-Party Claim pursuant to Section 6.2(d).  Without limiting the generality of the foregoing, each such Person shall furnish the other such Person (at the expense of the Indemnifying Party) with such documentary or other evidence as is then in its or any of its Affiliates’ possession as may reasonably be requested by the other Person for the purpose of defending against any such Third-Party Claim.

(f) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement not involving a Third-Party Claim, such Indemnified Party shall send written notice of such claim to the Indemnifying Party.  Such notice shall specify the basis for such claim, a reasonable estimate of the amount of Loss and the method of computation of such amount.

(g)           Upon payment of any amount pursuant to any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all of the Indemnified Party’s rights of recovery (and, if Seller is the Indemnifying Party, the Indemnified Party shall cause Seller to be subrogated to all of Buyer’s and the Company’ rights of recovery) against any third party with respect to the matters to which such Indemnification Claim relates.

(h)           The rights and remedies of Buyer and Seller under this Section 6.2 are exclusive and in lieu of any and all other rights and remedies which Buyer or Seller, as the case may be, may have against the other, under this Agreement or otherwise (except as may exist under any Delta Connection Agreement and Section 5.3(d) of this Agreement, (i) with respect to (x) the breach of any representation, warranty, certification or other statement made (or deemed made) by Seller or Buyer in or pursuant to this Agreement, the Disclosure Letter or any Ancillary Instrument or (y) any breach of, or failure to perform or comply with, any covenant or agreement set forth in this Agreement or in any Ancillary Instrument or (ii) otherwise with respect to the transactions contemplated by this Agreement).  All claims for indemnification must be asserted, if at all, in good faith and in accordance with the provisions of Section 6.2(c) hereof and, to the extent applicable to such claims, within the relevant time period set forth in the last sentence of Section 6.1 hereof.

(i)           The amount of any Losses shall be determined on a Net After Tax Basis and will be reduced by the amount recoverable by Buyer or any of its Affiliates, including the Company, from any third party under any contract with such party or under any applicable insurance policy.  If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Loss for which it received such indemnity payment (a “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

(j)           Notwithstanding anything herein to the contrary, this Section 6.2 shall have no application to claims for indemnification for Income Taxes, which are subject to Section 7.1.

ARTICLE 7

CERTAIN TAX MATTERS

7.1           Liability for Taxes.  (a) Seller shall be liable for and pay, and shall indemnify, defend and hold harmless Buyer from and against, any Taxes imposed on the Company, or for which the Company may otherwise be liable (i) for any Pre-Closing Taxable Periods and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; (ii) resulting from a breach of the representations and warranties set forth in Section 3.11 (determined without regard to any materiality or Knowledge qualifiers or any scheduled items) or covenants set forth in Section 5.7 or this Article 7; (iii) of any member of any Affiliated Group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local law; or (iv) of any other Person for which the Company is or has been liable as a transferee or successor, by contract or otherwise; provided, however, that Seller shall not be liable for or pay any Taxes (x) included in the calculation of Final Closing Working Capital or (y) imposed on the Company or for which the Company may otherwise be liable as a result of any transaction other than in the ordinary course of business occurring on the Closing Date and after the Closing that is properly allocable for any Income Tax purposes to the portion of the Closing Date after the Closing.  Buyer shall not, and shall not permit the Company to, make any tax election after the Closing that would increase the Income Tax liability of the Company for any Pre-Closing Taxable Period (or portion thereof), and Buyer shall indemnify and hold harmless Seller from and against any liability for Income Taxes resulting from any such action or election.  Seller will be entitled to retain, or to receive prompt payment from Buyer or the Company of any refund or credit (when actually realized) for the overpayment of Taxes (including for this purpose any over-accrual in Final Closing Working Capital) for which Seller is responsible pursuant to this Section 7.1(a), plus any interest received or credited with respect thereto from the relevant taxing authorities.  Buyer and Seller shall reasonably cooperate with respect to claiming any refund or credit with respect to Taxes referred to in this Section 7.1(a).

(b)           Except as otherwise provided in Section 7.1(a) or otherwise herein, the Buyer shall be liable for and pay, and shall indemnify, defend and hold harmless the Seller from and against, all Taxes imposed on the Company, or for which the Company may otherwise be liable, for any Post-Closing Taxable Periods and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

(c)           For purposes of Section 7.1(a) and Section 7.1(b), whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined as follows:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), by assuming that the Straddle Period consisted of two taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that transactions other than in the ordinary course of business occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date; and
(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d)           Notwithstanding anything to the contrary contained herein, Buyer and Seller will share equally any sales, use, transfer, stamp, documentary or similar Taxes (including any penalties and interest, but excluding any Income Taxes) incurred in connection with the sale of the Shares pursuant to this Agreement.  Buyer will be responsible for preparing and timely filing (and Seller will cooperate with Buyer in preparing and filing) any forms required with respect to any such Taxes.  Buyer will provide to Seller a true copy of each such return as filed and evidence of the timely filing thereof and payment by Buyer of the Tax shown to be due on any such return and be reimbursed by Seller for fifty percent (50%) of any such Tax paid by Buyer.  Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under Law, the amount of any such Taxes.

7.2           Tax Returns.  (a)  Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Combined Tax Returns that are required to be filed by it, which returns shall properly include and reflect the taxable income of the Company for the Pre-Closing Taxable Period that includes the Closing Date, and, subject to the provisions of Section 7.1, Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  Buyer shall furnish or cause to be furnished information to Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this Section 7.2 in accordance with past custom and practice.

(b)           Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns (i.e., Tax Returns other than Combined Tax Returns described in Section 7.2) that are first due and required to be filed after the Closing Date with respect to the operations of the Company for Pre-Closing Taxable Periods and, subject to the provisions of Section 7.1, the Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  Any such Tax Returns (x) shall be prepared and filed in a manner consistent with Seller’s past practice with respect to such Tax Returns, and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing Tax Returns, in each case unless required by Law and (y) shall be submitted to Seller not later than twenty (20) days prior to the due date for filing such Tax Returns (or, if such due date is within twenty (20) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Seller, which approval may not be unreasonably withheld, delayed or conditioned and which approval shall relate solely to matters for which Seller is liable pursuant to this Agreement or that otherwise would affect the Tax position of the Seller, but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (x) of this sentence.  Seller shall furnish information to Buyer as reasonably requested by Buyer to allow Buyer to satisfy its obligations under this Section 7.2 in accordance with past custom and practice.

(c)           Seller or Buyer (as the case may be) shall pay the other for the Taxes for which Seller or Buyer, respectively, is liable pursuant to Section 7.1 but which are payable with any Tax Return to be filed by Seller, on the one hand, or Buyer, on the other hand, pursuant to this Section 7.2, within ten (10) days of receiving the written request of the party entitled to payment, setting forth in reasonable detail the computation of the amount owed by Seller, on the one hand, or Buyer, on the other hand (as the case may be), but in no event more than ten (10) days prior to the due date for paying such Taxes.

(d)           Buyer shall not, and shall not permit the Company to, amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Income Tax Return of the Company with respect to any Pre-Closing Taxable Period without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.  If Buyer or Seller desires to amend, re-file or otherwise modify (or grant an extension of any statute of limitations with respect to) any Income Tax Return of the Company for a Straddle Period, the other party shall cooperate in good faith in connection therewith unless (i) the other party would be adversely affected thereby and (ii) the adverse effect to such other party would outweigh the potential benefit to the party desiring to take such action.

7.3           Contest Provisions.                                           If Buyer or, following the Closing Date, the Company, receives notice of any Tax Audit or any other claim or demand with respect to Taxes for which Buyer may be indemnified hereunder, Buyer shall promptly notify Seller thereof in writing.  Seller may discharge, at any time, its indemnification obligation under Section 7.1 with respect to such Tax Audit, claim or demand by paying to Buyer the amount payable pursuant to Section 7.1, calculated on the date of such payment.  Alternatively, Seller may, at its own expense, participate in and, upon notice to Buyer, assume defense of any such Tax Audit, claim or demand.  If Seller assumes such defense, it shall have the sole discretion as to the conduct of such defense but, other than in the case of any matter involving a Seller Combined Tax Return, shall consult with Buyer and keep Buyer reasonably informed as to the status of the Tax contest. Whether or not Seller chooses to defend or prosecute any Tax Audit, claim or demand, all of the parties hereto shall cooperate in the defense or prosecution thereof.

7.4           Assistance and Cooperation.  After the Closing Date, each of Buyer and Seller shall furnish or cause to be furnished to each other (subject to reimbursement by the requesting party for any out-of-pocket expenses), upon request, as promptly as practicable, such information (including access to books, records and personnel) and assistance as is reasonably requested for the preparation and filing of any Tax Return or related document, for the preparation for any Tax Audit or for the prosecution or defense of any claim, suit or proceeding relating to liability for Taxes of Seller and the Company.  Buyer further agrees to retain, and provide Seller with access to, all files, books, records and documents relevant to the liability of Seller and the Company for Taxes for any periods prior to Closing for at least five (5) years after the Closing and, after such fifth (5th) year anniversary, to give Seller at least ninety (90) days’ prior written notice and a reasonable opportunity to receive such files, books, records or documents prior to destroying or discarding any such files, books, records or documents.

ARTICLE 8

MISCELLANEOUS

8.1           Exclusivity of Representations.  THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER AND BUYER, RESPECTIVELY, IN THIS AGREEMENT OR IN THE ANCILLARY INSTRUMENTS ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES, OF SELLER AND BUYER, RESPECTIVELY.  SELLER AND BUYER EACH HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY SELLER OR ANY OTHER PERSON TO BUYER OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR BY BUYER OR ANY OTHER PERSON TO SELLER OR ANY OF ITS EMPLOYEES, AGENTS OR REPRESENTATIVES, OF ANY DOCUMENTATION OR OTHER INFORMATION IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.2           Expenses.  Except as expressly set forth in this Agreement, regardless of whether the Closing occurs, each party hereto shall bear all of its expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including accounting, financial advisory and legal fees incurred in connection herewith.

8.3           Further Assurances.  From time to time after the Closing Date, without the payment of any additional consideration, except as otherwise set forth in this Agreement, each party hereto will execute all such instruments and take all such actions as the other party, being advised by counsel, shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement.

8.4           Notices.  All notices, requests, claims, demands and other communications required or permitted hereunder shall be given in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, or facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other party hereto given in accordance herewith.  Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission, on the next Business Day when sent by overnight delivery service or five (5) Business Days after the date so mailed if by certified or registered mail:

If to Seller:

Delta Air Lines, Inc.
1030 Delta Blvd.
Atlanta, GA  30354
Attn:  VP – Corporate Strategy & Business Development
Telephone:  404-715-2207
Facsimile:  404-773-1702
E-mail:  ***

with a copy to:

Delta Air Lines, Inc.
1030 Delta Blvd.
Atlanta, GA  30354
Attn:  Senior VP & General Counsel
Telephone:  404-715-2191
Facsimile:  404-715-2233
E-mail:  ***

If to Buyer:

Pinnacle Airlines Corp.
1689 Nonconnah Blvd., Suite 111
Memphis, TN 38132
Fax No:  901-348-4103
Attention:  Chief Financial Officer

with a copy to:

Pinnacle Airlines Corp.
1689 Nonconnah Blvd., Suite 111
Memphis, TN 38132
Fax No:  901-348-4103
Attention:  General Counsel

and:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attn: Kevin P. Lewis
Facsimile: (713) 615-5967

8.5           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and any reference to a party hereto shall also be a reference to the successors and permitted assigns thereof; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned, by operation of Law or otherwise, by any party hereto without the prior written consent of each other party.  Any assignment in violation of this Agreement shall be null and void ab initio.

8.6           Construction.  (a)  Unless otherwise expressly specified herein, (i) defined terms in the singular shall also include the plural and vice versa, (ii) the words “hereof”, “herein”, “hereunder” and other similar words refer to this Agreement as a whole, (iii) Article, Section, Schedule and Exhibit references in this Agreement are to Articles of, Sections of, Schedules to and Exhibits to this Agreement, and (iv) words of any gender (masculine, feminine, neuter) mean and include correlative words of the other genders.

(b)           The captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(c)           All references to “days” shall be to calendar days unless Business Days are specified.

(d)           Unless the context otherwise requires, (i) “or” is not exclusive and (ii) ”including” means “including but not limited to” and “including without limitation”.

(e)           As used herein, the phrases “date of this Agreement” and “date hereof” and any other phrases of similar import mean July 1, 2010 (it being understood that, with respect to representations and warranties made as of the “date of this Agreement” or as of the “date hereof”, the date or time which such representations and warranties are made or deemed to have been made or as of which the accuracy or inaccuracy thereof is measured or determined shall not alter the July 1, 2010 date as of which any such representations or warranties speak).

8.7           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE).

8.8           Waiver of Provisions.  The provisions, terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party hereto waiving compliance.  The failure of any party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same.  No waiver by any party hereto of any term or condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further, subsequent or continuing waiver of any such term or condition or of any subsequent breach of any other provision, term, covenant, representation or warranty of this Agreement.

8.9           Counterparts.  This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatory to the same counterpart.

8.10           Entire Agreement.  This Agreement and the Ancillary Instruments constitute the entire agreement among the parties, and supersede and cancel any and all prior agreements among them, relating to the subject matter hereof and thereof, and may not be amended or modified except by a written agreement signed by Buyer and Seller.

8.11           Disclosure Letter.  All sections of the Disclosure Letter referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Any information disclosed in any section of the Disclosure Letter shall be deemed fully disclosed for the purposes of all applicable sections of the Disclosure Letter if such disclosure is referred to in another section or the relevance of such disclosure to another section is reasonably apparent.  Neither the specification (directly or indirectly by reference to a defined term hereof) of any dollar amount in the representations and warranties set forth in Article 2, 3 or 4 or the indemnification provisions of Article 6 nor the inclusion of any items in the Disclosure Letter shall be deemed to constitute an admission by Seller or Buyer, or otherwise imply, that any such amount or such items so included are material for the purposes of this Agreement.  The inclusion of, or reference to, any item within any particular section of the Disclosure Letter does not constitute an admission by either Seller or Buyer that such item meets any or all of the criteria set forth in this Agreement for inclusion in such section of the Disclosure Letter.

8.12           Submission to Jurisdiction; Waivers.  (a) Each party hereto to this Agreement hereby irrevocably and unconditionally:

(1)           (i) agrees that any suit, action or proceeding instituted against it or by it against any other party with respect to this Agreement or any Ancillary Instrument may be instituted only in the Supreme Court of the State of New York, County of New York, or the U.S. District Court for the Southern District of New York (and appellate courts from any of the foregoing), as the party instituting such suit, action or proceeding may in its or its sole discretion elect, (ii) consents and submits, for itself or itself and its or its property, to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by any other party and (iii) agrees that a final judgment in any such suit, action or proceeding after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(2)           agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 8.12(a)(1) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to Buyer or Seller, as the case may be, at the addresses for notices pursuant to Section 8 hereof (with copies to such other Persons as specified therein), such service to become effective fifteen (15) days after such mailing; provided, however, that nothing contained in this Section 8.12(a)(2) shall affect the right of Buyer or Seller, as the case may be, to serve process in any other manner permitted by law;

(3)           (i) waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Ancillary Instrument brought in any court specified in Section 8.12(a)(1), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing; and

(4)           WAIVES ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY INSTRUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR ANY DOCUMENT CONTEMPLATED HEREIN OR THEREIN AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

8.13           No Third-Party Beneficiary.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person, other than (i) the parties hereto or their respective successors and permitted assigns and (ii) the Seller Indemnified Parties and the Buyer Indemnified Parties with respect to their rights to indemnification in accordance with Article 6, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person is intended to be a third-party beneficiary of any of the provisions of this Agreement, other than the Seller Indemnified Parties and the Buyer Indemnified Parties with respect to their rights to indemnification in accordance with Article 6. .

8.14           No Presumption.  With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof or referred to herein, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

8.15           Severability.  The parties agree that any provision of this Agreement which is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows:  (i) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (ii) without limitation of clause (i), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (iii) without limitation of clause (i) or (ii), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.  Without limitation of the preceding sentence, (A) it is the intent of the parties hereto that, in the event that in any court proceeding, such court determines that any provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction to any extent, such court shall have the power to, and shall, (1) modify such provision (including by limiting the Persons against whom, or the circumstances under which, such provision shall be effective in such jurisdiction) for purposes of such proceeding to the minimum extent necessary so that such provision, as so modified, may then be enforced in such proceeding and (2) enforce such provision, as so modified pursuant to clause (1), in such proceeding and (B) upon any determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.  Nothing in this Section 8.15 is intended to, or shall, (x) limit the ability of any party hereto to appeal any court ruling or the effect of any favorable ruling on appeal or (y) limit the intended effect of Section 8.7 or 8.12.

8.16           Access to Books and Records.  (a)  After the Closing Date, Buyer shall, upon Seller’s reasonable request from time to time, and upon reasonable notice, (i) (A) provide to Seller and its representatives access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information of the Company relating to periods prior to the Closing, (B) cause its officers and the officers of the Company to furnish to Seller and its representatives any and all existing financial data and other information pertaining to the Company relating to periods prior to the Closing (it being understood that neither Buyer nor the Company shall be required to create or compile data or other information hereunder) and (C) make available to Seller and its representatives, during normal business hours, personnel of Buyer and the Company to consult with such personnel, and (ii) make available for inspection and copying by Seller at Seller’s expense true and complete copies of any documents relating to the foregoing.  In exercising their rights under the foregoing provisions of this Section 8.16, Seller and its representatives shall not interfere with the normal operations of Buyer or the Company.  Buyer shall cause the Company to retain the files, books, records and documents of the Company relating to the period prior to the Closing Date for at least five (5) years after the Closing Date.

(b)           In the event any claims are made against or incurred by Buyer with respect to the Company, the preparation or filing of any Tax Returns and other governmental reports or of financial statements in connection with any audit related to the Company, and for purposes of compliance with any audit, investigation or other examination by any Governmental Authority with securities, environmental, employment and other Laws, until the fifth (5th) anniversary of the Closing, Seller shall, upon the request of Buyer, provide Buyer with access to, or copies of, any books and records relating to the Company for periods prior to the Closing which shall not otherwise have been delivered hereunder to Buyer or the Company; and, upon reasonable notice, afford the officers, employees, agents and representatives of Buyer reasonable access (including the right to make, at Buyer’s expense, copies), during normal business hours, to such books and records; provided, however, that any such access or furnishing of information shall be conducted in such a manner as not to unreasonably interfere with the normal operations of Seller.  Seller shall, at Buyer’s expense, provide such information as Buyer may reasonably request in connection with (x) any action by or against Buyer; or (y) compliance with securities, environmental, employment and other Laws.  Seller shall retain the files, books, records and documents of the Company relating to the period prior to the Closing Date which shall not otherwise have been delivered hereunder to Buyer for five (5) years after the Closing.

(c)           (i)           All files, books, records and documents of the Company provided after the Closing by Buyer to Seller and its representatives will be kept confidential by Seller, provided that Seller shall have the right to disclose such information to those representatives of Seller who have a need to know such information.  Seller shall be liable for any breach of this confidentiality provision by its representatives as if Seller had breached this confidentiality provision itself.

(ii)           Seller shall exercise the same degree of care to preserve the confidential information in the files, books, records and documents of the Company which are provided to Seller pursuant to this Section 8.16 as Seller exercises in preserving its own confidential information, which shall be no less than a reasonable standard of care.  Seller shall not be required to keep information confidential pursuant to this Section 8.16, and shall have the right to disclose such information, if:  (A) Seller, or its representatives become legally compelled to disclose such information, , (B) the information, at the time of the disclosure is, or becomes, available publicly and was not disclosed in breach of this Agreement by Seller or its representatives; or (C) the information is used in connection with the enforcement of any rights of Seller under this Agreement or any other agreement with Buyer or any of its Affiliates.

(iii)           Notwithstanding any other provision of this Agreement, Seller agrees that any breach of the confidentiality obligations of this Section 8.16 may cause irreparable injury to the Company or Buyer and therefore, Buyer shall be entitled to enforce the confidentiality obligations of this Section 8.16 by seeking injunctive relief, in addition to all other rights and remedies at law or in equity.

8.17           Specific Performance.  The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law.  Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches of any of the provisions of this Agreement without posting any bond or other undertaking.  The parties agree that they will not contest the appropriateness of specific performance as a remedy.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DELTA AIR LINES, INC.

By: /s/ Donald T. Bornhorst

Name:  Donald T. Bornhorst

Title:  Senior Vice President – Delta Connection

PINNACLE AIRLINES CORP.

By: /s/ Brian T. Hunt

Name:  Brian T. Hunt

Title:  Vice President and General Counsel

MESABA AVIATION, INC.

By: /s/ Brian T. Hunt

Name:  Brian T. Hunt

Title:  Vice President

PINNACLE AIRLINES, INC.

By: /s/ Brian T. Hunt

Name:  Brian T. Hunt

Title:  Vice President and General Counsel

EXHIBIT A

CERTAIN DEFINED TERMS

1.           For purposes of the Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.

“Affiliate” means, as to any specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means, with respect to any federal income Tax matters, any affiliated group of corporations within the meaning of Code Section 1504(a), of which the Company is a member, and, with respect to any state, local or foreign income, franchise or similar income-based Tax, the consolidated, combined or unitary group of which the Company is a member.

“Ancillary Instruments” means all schedules, exhibits, certificates, agreements, documents or statements delivered pursuant to this Agreement.

“Balance Sheet Date” means December 31, 2009.

“Base Purchase Price” means $62,000,000.

“Base Working Capital” means ***.

“Basket Representation” means any Seller Representation other than any Seller Representations contained in Sections 2.1, 2.2, 3.1, 3.2, 3.3, 3.11, 3.18 and 3.23.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

“Closing Cash” means, as of the opening of business on the Closing Date, the cash and cash equivalents of the Company, including deposits in banks or other financial institution accounts of any kind and restricted cash collateralizing letters of credit extended on behalf of the Company in respect of workers’ compensation insurance.

“Closing Debt” means the Debt of the Company determined as of immediately prior to the consummation of the Closing, but excluding any amounts of inter-company Debt.

“Closing Purchase Price” means the Base Purchase Price, (i) plus the Closing Working Capital Excess (if any), (ii) minus the Closing Working Capital Deficiency (if any), and (iii) minus an amount, if any, equal to the Estimated Closing Debt.

“Closing Working Capital” means the Working Capital of the Company as of the opening of business on the Closing Date.

“Closing Working Capital Deficiency” means an amount, if any, equal to the amount by which the Base Working Capital exceeds the Estimated Closing Working Capital.

“Closing Working Capital Excess” means an amount, if any, equal to the amount by which the Estimated Closing Working Capital exceeds the Base Working Capital.

“Combined Tax” means federal income Tax and income, franchise or similar income-based Tax payable to any state, local or foreign taxing jurisdiction with respect to which the Company has filed or will file a Tax Return with a member of any Affiliated Group on an affiliated, consolidated, combined or unitary basis.

“Combined Tax Return” means any Tax Return reporting Combined Taxes of an Affiliated Group.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts and all other legally binding agreements, arrangements, commitments and undertakings to which the Company is a party.

“CRJ-200 Letter Agreement” means that certain letter agreement dated as of April 20, 2009 between Seller and Pinnacle providing for the re-painting of aircraft operated by Pinnacle pursuant to the CRJ-200 ASA and the payment of certain expenses associated with such re-painting in connection with a change of livery due to the Merger between Seller and Northwest.

“Debt” means, with respect to the Company, (i) all indebtedness for borrowed money (including any loans, overdrafts and advances), (ii) all accrued but unpaid interest (or interest equivalent) to the date of determination related to any items of indebtedness of the type described in clause (i) above, and (iii) any guarantee of any of the items described in clauses (i) or (ii) above.  For purposes of this Agreement, “Debt” shall not include any trade accounts payable.

“Disclosure Letter” means the Disclosure Letter, dated the date of this Agreement, as delivered to Buyer.

“Dollar” or “$” means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.

“DOT” means the United States Department of Transportation.

“Employee” means any employee of the Company.

“Environmental Law” means any and all applicable foreign and U.S. federal, state or local statute, law, rule, regulation, ordinance or rule of common law in effect and any applicable judicial or administrative decisions, including, but not limited to, any judicial or administrative order, consent decree or judgment, relating to the regulation or control of any pollutant contaminant, solid or hazardous waste, toxic or hazardous substance, chemical or hazardous material, the protection of natural resources and the environment or the effect of the environment on human health, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.; the Resource Conservation and Recovery Act, as amended, U.S.C. Sections 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1252 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Sections 300f et seq.; the Hazardous Materials Transportation Act, as amended 49 U.S.C. Sections 1801 et seq.; the Atomic Energy Act, as amended, 42 U.S.C. Sections 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Sections 136 et seq.; the Occupational Safety and Health Act, as amended, 20 U.S.C. Section 651 et seq.; and the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. Sections 11001 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each trade or business that together with the Company would at any relevant time be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Cash” shall be Seller’s good faith estimate (on a preliminary basis) of Closing Cash based on the Interim Balance Sheet of the Company with such adjustments as the Seller reasonably believes are necessary to reflect its good faith estimate of changes from the date of such balance sheet to the Closing.

“Estimated Closing Debt” shall be Seller’s good faith estimate (on a preliminary basis) of Closing Debt based on the Interim Balance Sheet of the Company with such adjustments as the Seller reasonably believes are necessary to reflect its good faith estimate of changes from the date of such balance sheet to the Closing

“Estimated Closing Working Capital” shall be Seller’s good faith estimate (on a preliminary basis) of Closing Working Capital based on the Interim Balance Sheet of the Company with such adjustments as the Seller reasonably believes are necessary to reflect its good faith estimate of changes from the date of such balance sheet to the Closing.

“Final Purchase Price” means the Base Purchase Price (i) plus an amount, if any, equal to the amount by which the Final Closing Working Capital exceeds the Base Working Capital, (ii) minus an amount, if any, equal to the amount by which the Base Working Capital exceeds the Final Closing Working Capital, and (iii) minus an amount, if any, equal to the Final Closing Debt.

“Governmental Authority” means any government, any governmental, administrative or regulatory entity, authority, commission, board, agency, instrumentality, bureau or political subdivision and any court, tribunal or judicial or arbitral body (whether foreign or U.S. or any other national, federal, state or local entity or, in the case of an arbitral body, whether governmental, public or private).

“Governmental Authorization” means any approval, consent, license, permit, Order, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law, including the lapse of any waiting period thereunder.

“Hazardous Substance” means any chemical, pollutant, contaminant material, substance (including, without limitation, petroleum substances, petroleum products, natural gas, crude oil and any components, fractions or derivatives thereof) or waste that is listed or regulated (or for which liability or standards of conduct may be imposed) under Environmental Laws.

“Income Taxes” means any Taxes in the nature of income or franchise taxes.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Intellectual Property” means any (a) trademarks, trade names and product names, service marks, trade dress, registrations and applications therefor, and all goodwill associated with any of the foregoing; (b) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof; (c) copyrights and other works of authorship, and all registrations and applications therefor; (d) all know-how and other intangible or proprietary rights including inventions, technologies, designs, technical data, production and other methods, processes and techniques, trade and business secrets, engineering data, models, prototypes, drawings, diagrams, bills of material, manuals and other similar information; (e) all computer hardware and software whether internally developed, purchased or licensed; and (f) all tangible embodiments of the foregoing.

“Interim Balance Sheet Date” means the balance sheet of the Company as of May 31, 2010.

 “IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” or “Seller’s Knowledge” (or words of similar import) means the actual knowledge after due inquiry of Don Bornhorst and each officer and director-level employee of the Company.

“Laws” means all laws, constitutions, statutes, directives, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, Orders, decisions, ruling or awards, consent orders, consent decrees and policies of any Governmental Authority, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Legal Expenses” means the reasonable fees, costs and expenses of any kind incurred by any Person indemnified under Article 8 and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

“Lien” means any lien (including any Tax lien), pledge, hypothecation, mortgage, security interest, defect in title, or encumbrance of any kind whatsoever.

“Losses” means all losses, damages, liabilities, obligations, claims, fees, costs, interest, awards, judgments, penalties and expenses of any kind related thereto (including any Legal Expenses) actually suffered or incurred or imposed.  Notwithstanding anything to the contrary contained in this Agreement, Losses shall not include lost profits or consequential, special or punitive damages (other than those damages required to be paid to a third party pursuant to a Third-Party Claim).

“Material Adverse Effect” means (x) a material adverse effect on the financial condition, results of operations or business of the Company taken as a whole other than a material adverse effect (i) resulting, directly or indirectly, from (a) conditions affecting the U.S. economy or financial or securities markets in general; (b) conditions affecting the U.S. air transportation industry in particular, (c) changes in any Law, GAAP or interpretations thereof applicable to the Company, (d) any attack on, outbreak or escalation of hostilities or act of terrorism involving, the United States, or (e) any natural disaster affecting the United States, (ii) that arises out of the announcement or prior disclosure of, or the response or reaction of vendors, suppliers or employees of the Company to, this Agreement or any Ancillary Instrument or any of the transactions contemplated hereby or thereby or the plans or intentions of Buyer with respect to the conduct of the business of the Company after the Closing, or (iii) that arises directly from an act or omission of Buyer (or an Affiliate of Buyer) or from an act or omission of Seller or the Company to which Buyer has consented; except with respect to clauses (a), (b), (d) and (e), in the event, and only to the extent, that such event, circumstance, change or effect has had a materially and disproportionately effect on the Company as compared to other Persons engaged in the same industry; it being agreed that such a material adverse event described in clause (x) from which the Company suffers Losses at least equal to the Basket Amount shall be deemed to be a Material Adverse Event; or (y) any event or condition existing as of the Closing with respect to the Company that is the basis for the termination by Seller of any DCA Agreement effective within nine (9) months after the Closing Date, provided that the foregoing clause (y) shall not be deemed to be, or construed as, an admission by Buyer that any such event or condition does not constitute a Material Adverse Effect if the resulting termination by Seller of any DCA Agreement occurs after such nine (9) month period.

“Net After-Tax Basis” means, with respect to the calculation of any indemnification payment owed to any Indemnified Party pursuant to this Agreement, calculation thereof in a manner taking into account any Taxes owing by the Indemnified Party or its Affiliates as a result of receipt or accrual of the indemnity payment and any savings in Taxes realized or reasonably realizable by the Indemnified Party or its Affiliates as a result of the indemnified liability.

 “Order” means any order, writ, judgment, stipulation, settlement, preliminary or permanent injunction or other order, award or decree entered by any Governmental Authority of competent jurisdiction.

“Permitted Liens” means (i) Liens for Taxes not yet due or delinquent and payable, that are payable without interest or penalty or that are being contested in good faith, (ii)  Liens created by, arising out of or specifically contemplated or permitted by this Agreement, (iii) with respect to real property or interests therein, any minor defects or irregularities in title that do not, individually or in the aggregate, materially and adversely affect the Company, (iv) Liens identified in any Section of the Disclosure Letter, (v) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising in the course of construction or in the ordinary course of operations or maintenance, in each such case securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken or securing obligations which are bonded in a reasonable manner, (vi) zoning restrictions, easements, licenses or other restrictions on the use of real property or other minor irregularities in title thereto or encumbrances thereon that do not, individually or in the aggregate, materially and adversely interfere with or impair the use of such real property in the ordinary course of business, (vii) Liens disclosed in any title reports made available to Buyer or otherwise disclosed to Buyer in writing, in each case prior to the date of this Agreement, and (viii) Liens arising out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith if adequate reserves with respect thereto have been established and are being maintained and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review.

“Permits” means all licenses, franchises, exemptions, certificates, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings which are required to be made with ,or required under all, applicable Laws of the U.S. (federal, state or local) or any other jurisdiction of applicable Governmental Authorities (including all authorizations from the FAA and DOT).

“Person” means any individual, corporation, partnership, limited liability company, investment company, joint venture, association, joint stock company, mutual fund, trust (including any beneficiary thereof), unincorporated organization, Governmental Authority or government or any agency or political subdivision thereof.

 “Post-Closing Taxable Period” means a Taxable period, excluding a Straddle Period, that, to the extent it relates to the Company, begins after the Closing Date.

“Pre-Closing Taxable Period” means a Taxable period, excluding a Straddle Period, that, to the extent it relates to the Company, ends on or before the Closing Date.

“Release” means any depositing, spilling, releasing, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, ingesting, escaping, leaching, dumping or disposing.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Straddle Period” means a Taxable period that, to the extent it relates to the Company, includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any specified Person, any other corporation, partnership, joint venture, association or other entity, whether incorporated or unincorporated, in respect of which such specified Person directly, or indirectly through one or more other Subsidiaries, either (i) owns not less than a majority of the overall economic equity or (ii) has the power to elect a majority of the board of directors (or individuals serving a function similar to that of a board of directors of a corporation).

“Tax Audit” means any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim regarding Taxes

“Tax” or “Taxes” means all taxes, assessments, duties, levies, fees and other governmental charges of any kind whatsoever (including taxes on or with respect to net or gross income, employment, value added, rent, excise, occupancy, licensing, sales, use, transfer, ad valorem, intangibles, gross receipts, personal property, real property, franchise, doing business, withholding, duties, customs duties, payroll, stamp and capital) of the United States (federal, state or local) or other applicable jurisdiction, together with any interest thereon, penalties, additions to tax or additional amounts with respect thereto, and any interest in respect of any such penalties, additions or additional amounts.

 “Tax Return” means any return, declaration, property Tax rendition, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means trade secrets, proprietary information, software and computer programs and source code data relating thereto (including all current and historical data bases), research records, test information, market surveys, marketing know-how, inventions, know-how, processes and procedures.

“Total Current Assets” means the sum of (i) the amount of Closing Cash in excess of $2,500,000, (ii) accounts receivable, (iii) inventory, and (iv) prepaid expenses and other current assets, in each case calculated in the same manner and using the same methodologies, practices, accounting applications and assumptions utilized for the respective line items on the Balance Sheet; provided, however, that Total Current Assets shall exclude inter-company receivables and any items pertaining to rights to refunds of Taxes to which Seller is entitled pursuant to Article 7.

“Total Current Liabilities” means the sum of (i) accounts payable, (ii) accrued payroll, (iii) accrued maintenance, and (iv) other accrued expenses, in each case calculated in the same manner and using the same methodologies, practices, accounting applications and assumptions utilized for the respective line items on the Balance Sheet; provided, however, that Total Current Liabilities shall exclude inter-company payables, liabilities for Taxes (for the avoidance of doubt, other than payroll taxes included in clauses (i) through (iv) above) for which Seller is liable pursuant to Article 7, and any amounts included in Closing Debt (or, if applicable, Estimated Closing Debt).

“Working Capital” means, with respect to the Company, the aggregate amount of Total Current Assets of the Company minus the aggregate amount of the Total Current Liabilities of the Company, in each case, without duplication.

2.           The following terms are defined in the sections of the Agreement indicated:

Defined Term	Section

Accounting Firm	1.4(b)
Agreement	Preamble
Aircraft	3.19(a)
Aircraft Sublease Agreement	5.8(a)
Aircraft Sublease Amendment	5.8(b)
Allocation Schedule	5.6(b)
ALPA	5.5
ALPA Letter Agreement	5.5
Balance Sheet	3.5(a)
Basket Amount	6.2(a)(ii)(B)
Buyer	Preamble
Buyer Cap	6.2(b)(ii)(B)
Buyer Indemnified Party	6.2(a)
Buyer Losses	6.2(a)
Buyer’s Closing Schedule	1.4(a)
Closing	1.2
Closing Balances	1.4(a)
Closing Date	1.2
Collective Bargaining Agreements	3.10(a)
Company	Preamble
Company Plans	3.9(a)
Company-Vendor Agreements	2.5(d)
Copyright Office	3.15(b)
CRJ-200 ASA	1.3(b)
CRJ-900-M DCA	1.3(d)
CRJ-900-P DCA Amendment	1.3(c)
CRJ-900-P DCA	1.3(c)
DCA Agreements	1.3(e)
DOT Notice	2.4
Engines	3.9(c)
Excess Working Capital Amount	1.4(d)
FAA	2.4
FAA Notice	2.4
Facilities Use Agreement	1.3(g)
Final Closing Balances	1.4(c)
Final Closing Cash	1.4(c)
Final Closing Debt	1.4(c)
Final Closing Working Capital	1.4(c)
Financial Statements	3.5(a)
GAAP	3.5(a)
Indemnification Claim	6.2(c)
Indemnification Event	6.2(c)
Indemnified Party	6.2(c)
Indemnifying Party	6.2(c)
Initial Losses	6.2(a)(ii)(A)
Intercompany Agreements	2.5(a)
Interim Balance Sheet	3.5(a)
Inventory Basket Amount	6.2(a)(ii)(C)
Inventory Representation	6.2(a)(ii)(C)
Leased Real Property	3.13(b)
Material Contract	3.8(a)
Mini-Basket Amount	6.2(a)(ii)(A)
Mesaba/Delta Mutual Release	1.3(h)
Northwest	5.2(d)
Operating Certificates	3.7
PBGC	3.9(e)
Pinnacle	Preamble
Pinnacle/Delta Mutual Release	1.3(j)
Promissory Note	1.1(a)
PTO	3.15(b)
Recovery	6.2(i)
Related-Party Agreements	2.5(b)
Reports	3.17(f)
Restricted Period	5.3(a)
Rubb Lease	5.15
Saab 340 DCA	1.3(e)
Section 338(h)(10) Elections	5.6(a)
Security Agreement	1.1(a)
Seller	Preamble
Seller Cap	6.2(a)(ii)(C)
Seller Indemnified Party	6.2(b)
Seller Losses	6.2(b)
Seller Representations	6.2(a)(i)
Seller’s Closing Schedule	1.1(b)
Seller’s Dispute Notice	1.4(a)
Seller-Vendor Agreements	2.5(c)
Shares	1.1(a)
Third-Party Claim	6.2(d)
Transition Services Agreement	1.3(f)